                                                                    EXHIBIT 99.B

                         $40,000,000 CREDIT AGREEMENT


                               U.S. $40,000,000

                     AMENDED AND RESTATED CREDIT AGREEMENT


                         Dated as of December 19, 1997


                                 By and Among

                           VICORP RESTAURANTS, INC.
                                as the Borrower

                                      and

                          NATIONSBANK OF TEXAS, N.A.
                 as the Agent for the Lenders and as a Lender

                                      and

                        U.S. BANK NATIONAL ASSOCIATION,
                         D/B/A COLORADO NATIONAL BANK
                                  as a Lender

                      TABLE OF CONTENTS
                      -----------------
                                                      Page
                                                      ----
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS..................1
  1.01 Certain Defined Terms ...............................1
  1.02 Computation of Time Periods ........................11
  1.03 Accounting Terms; Fiscal Periods ...................11
  1.04 Other Definitional Provisions.......................11

ARTICLE II THE FACILITIES AND COMMITMENTS..................11
  2.01 The Facilities......................................12
  2.02 The Advance Commitment..............................12
  2.03 The Letter of Credit Commitment.....................12
  2.04 Fees................................................12
  2.05 Reduction of the Commitment.........................12
  2.06 Payments and Computations...........................12
  2.07 Increased Capital or Costs and Reduced Return.......13
  2.08 Interest Rate Contracts.............................14

ARTICLE III THE ADVANCE FACILITY...........................14
  3.01 The Advances........................................14
  3.02 Making the Advances.................................15
  3.03 Conversion or Continuation of Advances..............16
  3.04 Additional Provisions Applicable to Eurodollar
       Rate Advances.......................................17
  3.05 Notes; Repayment....................................19
  3.06 Interest............................................19
  3.07 Additional Interest on Eurodollar Rate Advances.....20
  3.08 Pre-payments........................................20
  3.09 Maximum Interest Rate...............................21
  3.10 Interest Recapture..................................21
  3.11 Extension of Maturity...............................22

ARTICLE IV THE LETTER OF CREDIT FACILITY...................22
  4.01 The Letters of Credit...............................22
  4.02 Amounts and Terms...................................22
  4.03 Conditions..........................................22
  4.04 Issuing Letters of Credit...........................23
  4.05 Paying under Letters of Credit......................23
  4.06 Reimbursement Obligations...........................23
  4.07 Compensation for Letters of Credit..................24
  4.08 Sharing of Payments.................................24
  4.09 Documentation.......................................25
  4.10 Indemnification; Exoneration........................25
  4.11 Termination of Letters of Credit; Cash Collateral...26

ARTICLE V CONDITIONS OF EXTENSIONS OF CREDIT...............26
  5.01 Conditions Precedent to Initial Extension of
       Credit..............................................26
  5.02 Conditions Precedent to Each Extension of Credit,
       Conversion or Continuation..........................26

ARTICLE VI REPRESENTATIONS AND WARRANTIES..................27
  6.01 Representations and Warranties of the Borrower......27

ARTICLE VII COVENANTS OF THE BORROWER......................29
  7.01 Affirmative Covenants...............................29
  7.02 Negative Covenants..................................32
  7.03 Financial Covenants.................................36

ARTICLE VIII EVENTS OF DEFAULT.............................37
  8.01 Events of Default...................................37

ARTICLE IX MISCELLANEOUS...................................39
  9.01 Amendments, Etc.....................................39
  9.02 Notices, Etc........................................39
  9.03 No Waiver; Remedies.................................40

  9.04 Payments Set Aside..................................40
  9.05 Costs, Expenses and Taxes...........................40
  9.06 Right of Set-Off....................................41
  9.07 Sharing of Payments.................................42
  9.08 Indemnification.....................................42
  9.09 Change in Accounting Principles.....................43
  9.10 The Agent's Performance of Defaulted Acts...........43
  9.11 Binding Effect; Assignments; Participations.........43
  9.12 CHOICE OF LAW.......................................44
  9.13 CONSENT TO JURISDICTION.............................44
  9.14 WAIVER OF JURY TRIAL................................44
  9.15 Term................................................45
  9.16 Execution in Counterparts...........................45
  9.17 Lenders' Creation of Security Interest..............45

ARTICLE X THE AGENT........................................45
  10.01 Appointment........................................45
  10.02 Agent's Reliance. Etc..............................45
  10.03 NationsBank and Affiliates.........................46
  10.04 Lender Credit Decision.............................46
  10.05 Indemnification....................................46
  10.06 Successor Agent....................................47
  10.07 Invalidated Payments...............................47



EXHIBITS & SCHEDULES
--------------------

Exhibit A - Form of Notice of Borrowing
Exhibit B - Form of Notice of Conversion/Continuation
Exhibit C - Form of Revolving Loan Note
Exhibit D - Form of Request for Letters of Credit
Exhibit E - Form of Opinion of Counsel to the Borrower
Exhibit F - List of Closing Documents

Schedule 6.01(a) - Tradenames
Schedule 7.02(a) - Permitted Existing Liens.
Schedule 7.02(b) - Permitted Existing Debt
Schedule 7.02(h) - Permitted Dispositions

                      AMENDED AND RESTATED CREDIT AGREEMENT

  This Amended and Restated Credit Agreement is made as of December 19, 1997, by and among VICORP Restaurants, Inc., a Colorado corporation with an office located at 400 West 48th Avenue, P.O. Box 16601, Denver, Colorado 80216 (the "Borrower"), the banks or other financial institutions listed on the signature pages hereof (such banks or other financial institutions and their respective successors and assigns being referred to collectively as the "Lenders"), and NationsBank of Texas, N.A., a national banking association ("NationsBank"), as agent for the Lenders (in such capacity, the "Agent") (said Amended and Restated Credit Agreement, as the same may be amended, modified or supplemented from time to time, being hereafter referred to as the "Amended and Restated Agreement").

                                    RECITALS
                                    --------

  WHEREAS, the Borrower, the Agent and the Lenders are party to that certain Credit Agreement dated as of October 31, 1996 (as amended, the "Existing Agreement"); and

  WHEREAS, the Borrower has requested various modifications to the Existing Agreement, including, without limitation, an increase in the amount of the available credit and an extension of the maturity therefor;

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Lenders and the Agent agree that the Existing Agreement is hereby amended and restated in its entirety as follows:


                                   ARTICLE I

                       DEFINITIONS AND ACCOUNTING TERMS

  SECTION 1.01 Certain Defined Terms. As used in this Amended and Restated Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural form of the terms defined):

  "Adjusted Consolidated EBITDAR" means, for any period with respect to the Borrower and its subsidiaries, the sum of the amounts for such period, of (i) Operating Income, plus (ii) depreciation, amortization and other non-cash charges deducted in computing operating income, plus (iii) Consolidated Rental Payments.

  "Adjusted Debt" means, as of the last day of any fiscal quarter, with respect to the Borrower and its subsidiaries, the sum of (i) Consolidated Funded Debt, plus (ii) Capital Lease Obligations, minus (iii) the aggregate outstanding principal balance of any subordinated debt, plus (iv) the product of Operating Lease expense for the four fiscal quarters ending on the date of determination times eight.

  "Advance" means an advance by any Lender to the Borrower pursuant to Article III, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be

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a "Type" of Advance).

  "Advance Commitment" has the meaning specified in Section 2.02.

  "Advance Facility" has the meaning specified in Section 2.01.

  "Affiliate" means, with respect to any Person, anyother Person controlled by, controlling or under common control with such Person, whether such control be direct or indirect. All of the Borrower's officers, shareholders holding in excess of five percent (5%) of any class of capital stock of the Borrower, directors, subsidiary corporations, joint ventures and partners shall be deemed to be the Borrower's Affiliates for purposes of this Amended and Restated Agreement.

  "Aggregate Commitment" means $40,000,000, as such amount may be reduced from time to time pursuant to the terms of this Amended and Restated Agreement.

  "Aggregate Outstandings" means, at any time, the sum of(i) the aggregate principal amount of the Advances outstanding at such time, plus (ii) the aggregate Letter of Credit Obligations at such time.

  "Alternate Base Rate" means, for any day, the greater of (a) the sum of the Federal Funds Rate plus 0.5%, or (b) the annual interest rate most recently announced by Agent as its prime rate (or, if the Person then acting as Agent under this Amended and Restated Agreement is not a bank organized under the Laws of the United States or any State, then the rate announced by NationsBank of Texas, N.A. as its prime rate) in effect at its principal office, automatically fluctuating upward and downward with and as specified in each announcement without special notice to Borrower or any other Person (which prime rate may not necessarily represent the lowest or best rate actually charged to a customer).

  "Applicable Commitment Fee" means, on any day, thecommitment fee percentage based on the ratio of debt to capitalization, calculated as set forth in the definition of "Applicable Margin", as follows:

                                                  Applicable
   Ratio of debt to capitalization              Commitment Fee
                                                  Percentage

   -----------------------------------------------------------
   Greater than or equal to 0.20 to 1.0              0.375%
   Less than 0.20 to 1.0                             0.250%

  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office, in the case of a Base Rate Advance, and such Lender's Eurodollar Lending Office, in the case of a Eurodollar Rate Advance.

  "Applicable Margin" means, on any day, the interestmargin over the Eurodollar Rate, based on a ratio of debt to capitalization, as follows:

                                              Applicable
                                              Margin for
   Ratio of debt to capitalization          Eurodollar Rate
                                                Advances

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   --------------------------------------------------------

   Greater than or equal to 0.30 to 1.0           1.625%
   Less than 0.30 to 1.0 but                      1.500%
    greater than or equal to 0.20to 1.0
   Less than 0.20 to 1.0 but                      1.250%
    greater than or equal to 0.15 to 1.0
   Less than 0.15 to 1.0                          1.000%


For purposes of determining the Applicable Margin, (i) the ratio of debt to capitalization shall be the ratio of (i) the sum of (A) Consolidated Funded Debt, plus (B) Capital Lease Obligations of the Borrower and its subsidiaries, to (ii) the sum of (x) Consolidated Funded Debt, plus (y) Consolidated Net Worth, plus (z) Capital Lease Obligations of the Borrower and its subsidiaries, and shall be calculated quarterly as of the last day of the fiscal quarter for which the most recent quarterly financial statements have been delivered pursuant to Section 7.01(b), and shall apply to all Advances made on or after the date such financial statements are delivered, until recalculated in accordance with this paragraph. If Borrower fails to furnish Agent any such financial statements (or the related compliance certificate) when required pursuant to Section 7.02(b), then the highest applicable margin identified above shall apply to all subsequent Advances until Borrower furnishes the required financial statements and compliance certificate. The initial calculation as of the Closing Date shall be based upon the financial statements dated as of July 31, 1997.

  "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time.

  "Base Rate Advance" means an Advance that bears interest as provided in
Section 3.06(a).

  "Benefit Plan" means an employee benefit plan as defined in Section 3(35) of ERISA (other than a Multi-employer Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

  "Borrowing" means a borrowing consisting of one or more Advances of the same Type made on the same day by the Lenders.

  "Business Day" means a day of the year on which banks are not required or authorized to close in Dallas, Texas, and if the applicable Business Day relates to any Eurodollar Rate Advance, a day of the year on which dealings are carried on in the London interbank market.

  "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.

  "Capital Lease Obligations" means, as applied to any Person, the obligations of such Person as lessee under leases that are Capital Leases.

  "Commitment" means, with respect to each Lender at any

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time, such Lender's Pro Rata Share of the Aggregate Commitment at such time.

  "Consolidated Capital Expenditures" means, for anyperiod, the aggregate of all Permitted Asset Acquisitions and other expenditures (whether paid in cash or accrued as liabilities during that period and including that portion of Capital Leases that is capitalized on the consolidated balance sheet of the Borrower and its subsidiaries) by the Borrower or any of its subsidiaries during such period that, in conformity with GAAP, are required to be included in the property, plant and equipment or similar fixed asset accounts in the consolidated balance sheet of the Borrower and its subsidiaries (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by the Borrower or any such subsidiary to the extent of the gross amount of such purchase price less the book value (net of accumulated depreciation) of the equipment being traded in at such time), but excluding expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced.

  "Consolidated Fixed Charges" means, for any period, (i) consolidated gross cash payments of interest expense (including the interest component of Capital Leases) of the Borrower and its subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit, all as determined in conformity with GAAP, plus (ii) Consolidated Rental Payments for such period, plus (iii) all scheduled principal payments required to be made by the Borrower or any of its subsidiaries during such period with respect to any Debt.

  "Consolidated Funded Debt" means, as at any date of determination, all interest bearing indebtedness, obligations and other liabilities of the Borrower and its subsidiaries for borrowed money or evidenced by bonds, debentures, acceptances, notes or other similar instruments (whether such interest arises as a result of accrual or accretion).

  "Consolidated Net Worth" means, as at any date of determination, the amount by which consolidated total assets of the Borrower and its subsidiaries, determined in conformity with GAAP, exceed consolidated total liabilities of the Borrower and its subsidiaries, determined in conformity with GAAP.

  "Consolidated Rental Payments" means, for any period,the aggregate amount of all rents paid or accrued (net of sublease rents paid or accrued) under all Operating Leases of the Borrower or any of its consolidated subsidiaries as lessee, as determined in conformity with GAAP.

  "Consolidated Tangible Net Worth" means at any time, the sum of (i) Consolidated Net Worth, at such time, minus (ii) the aggregate amount, at such time (on a consolidated basis for the Borrower and its subsidiaries), of any intangible assets, including, without limitation, patents, trademarks, service marks, good will, rights and claims against carriers and shippers, trade names, rights to refunds and indemnification, and any other asset that would be classified as an intangible under GAAP other than leasehold rights.

  "Contaminant" means any waste, pollutant, hazardoussubstance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

  "Conversion Date" means, with respect to any Advance, the date that such Advance, if a Base Rate Advance, is converted into a Eurodollar Rate Advance, or, if a Eurodollar Rate Advance, is converted into a Base Rate Advance, in either case in accordance with the procedures described in Section 3.03.

  "Costs and Expenses" has the meaning specified in Section 9.05.

  "Debt" means, as applied to any Person, (i) indebtedness for borrowed money of such Person, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business but only if and so long as the same are payable on available trade terms, (iv) Capital Lease Obligations of such Person, (v) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) liabilities of such Person in respect of unfunded vested benefits under Benefit Plans.

  "Default" means an event which with the lapse of time or the giving of notice or both would constitute an Event of Default.

  "Domestic Lending Office" means, with respect to each Lender, the office of such Lender specified as such Lender's "Domestic Lending Office" on the signature pages hereof or such other office as such Lender may from time to time specify to the Borrower and the Agent.

  "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

  "Eligible Interest Rate Contract" has the meaning specified in Section 2.08.

  "ERISA" means the Employee Retirement Income Security Act of 1974, any amendments thereto, any successor statute, and any regulations or guidance promulgated thereunder.

  "ERISA Affiliate" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with the Borrower, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

  "Eurodollar Lending Office" means, with respect to each Lender, the office of such Lender specified as such Lender's "Eurodollar Lending Office" on the signature pages hereof, or such other office as such Lender may from time to time specify to the Borrower and the Agent.

  "Eurodollar Rate" means, for any Eurodollar Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided, however, that if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

  "Eurodollar Rate Advance" means an Advance which bears interest as provided in
Section 3.06(b).

  "Eurodollar Rate Reserve Percentage" means, with respect to each Lender, for any Interest Period for any Eurodollar Rate Advance, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable), with respect to such Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement), if any, for such Lender, with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

  "Event of Default" has the meaning specified in Section 8.01.

  "Existing Agreement" has the meaning specified in the Recitals.

  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

  "Final Order" has the meaning specified in Section 9.08(a).

  "GAAP" means generally accepted accounting principles set forth in the rules, regulations, statements, opinions and pronouncements of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board (or agencies with similar functions and of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

  "Governmental Acts" has the meaning specified in Section 4.10(a).

  "Governmental Authority" means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

  "Indemnified Parties" has the meaning specified in Section 9.08(a).

  "Interest Period" means, for each Eurodollar Rate Advance, a period of one
(1), two (2), three (3), or six (6) months, as the Borrower may select, upon notice received by the Agent not later than noon (Dallas time) on the third Business Day prior to the first day of such period, and commencing on the date of such Advance, the date of continuation of such Advance pursuant to Section
3.03 or the date of conversion of a Base Rate Advance pursuant to Section 3.03; provided, however, that:

  (i) the aggregate principal amount of all Advances having Interest Periods ending after any Principal Repayment Date shall not exceed the principal amount of all Advances permitted to be outstanding after giving effect to the principal payments to be made on or prior to such Principal Repayment Date;

  (ii) the Borrower may not select any Interest Period that ends after the Maturity Date;

  (iii) Interest Periods commencing on the same date for Advances shall be of the same duration; and

  (iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such interest Period shall occur on the next preceding Business Day.

  "Interest Period Expiration Date" means the last day of any Interest Period for any Eurodollar Rate Advance.

  "Interest Rate Contracts" means interest rate swap agreements, interest rate collar agreements, options on any of the foregoing, or any other agreements or arrangements designed to provide protection against fluctuations in interest rates.

  "IRC" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

  "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

  "Letter of Credit" means any letter of credit issued under this Amended and Restated Agreement upon the application of, and for the account of, the Borrower.

  "Letter of Credit Application" means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents) as the Agent may employ in the ordinary course of its business for its own account without requirement of collateral security.

  "Letter of Credit Commitment" has the meaning specified in Section 2.03.

  "Letter of Credit Facility" has the meaning specified in Section 2.01.

  "Letter of Credit Fee" has the meaning specified in Section 4.07.

  "Letter of Credit Obligations" means, at any time, the sum of (i) the aggregate Reimbursement Obligations at such time, plus (ii) the maximum aggregate amount available for drawing under Letters of Credit at such time.

  "Letter of Credit Rate" has the meaning specified in Section 4.07.

  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security arrangement, security interest, encumbrance for the payment of money, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

  "Loan Documents" means this Amended and Restated Agreement, the Notes, and each of the other instruments, documents and agreements executed and/or delivered by the Borrower in connection herewith and therewith (including, without limitation, Letter of Credit Applications).

  "Majority Lenders" means those Lenders whose Pro Rata Shares aggregate
66 2/3%.

  "Maturity Date" means February 28, 2001.

  "Maximum Amount" and "Maximum Rate" respectively mean, for a Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable law, such Lender is permitted to contract for, charge, take, reserve or receive on the Obligations.

  "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is a party and to which more than one employer is obligated to make contributions.

  "NationsBank Agreement" means the $5,000,000 Credit Agreement between the Borrower and NationsBank, dated as of October 31, 1996, as amended.

  "Net Equity Issuance Proceeds" means the net cash proceeds received by the Borrower or any of its subsidiaries from the issuance and sale of equity securities.

  "Note" has the meaning specified in Section 3.05.

  "Notice of Borrowing" has the meaning specified in Section 3.02(a).

  "Notice of Continuation or Conversion" has the meaning specified in Section 3.03(b).

  "Obligations" means and includes all loans, advances, debts, liabilities, obligations, covenants and duties owing to the Agent or any of the Lenders from the Borrower of any kind or nature, present or future, arising under any of the Loan Documents, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and the performance obligations of the Borrower under any Eligible Interest Rate Contracts. The term "Obligations" includes, without limitation, the principal amount of all Advances and Reimbursement Obligations, interest, charges, expenses, fees, attorneys' and paralegals' fees and any other sums chargeable to the Borrower under this Amended and Restated Agreement.

  "Operating Income" means earnings before interest expenses, taxes and extraordinary gains and losses, calculated in accordance with GAAP.

  "Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

  "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

  "Permitted Asset Acquisition" means (a) any acquisition in any fiscal year by the Borrower from any of the Borrower's franchisees of the franchise granted by the Borrower to such franchisee and all or substantially all of the assets of such franchisee associated with such franchise, (b) any acquisition by the Borrower of all or substantially all of the assets of any Person, other than a subsidiary of the Borrower, in any fiscal year, and (c) any acquisition by the Borrower of the capital stock or ownership interests of any other Person in any fiscal year, provided that the aggregate consideration paid by the Borrower in connection with all acquisitions permitted pursuant to clauses (a), (b) and (c) above in such fiscal year may not exceed $10,000,000, and shall be included in Consolidated Capital Expenditures for such fiscal year.

  "Permitted Existing Debt" means the Debt of the Borrower or any of its subsidiaries reflected on Schedule 7.02(b).

  "Permitted Existing Liens" means the Liens against property of the Borrower or any of its subsidiaries reflected on Schedule 7.02(a).

  "Permitted Franchisee Guarantees" means any guarantee by the Borrower of obligations of any of the Borrower's franchisees arising in connection with the operation or maintenance of such franchisee's franchise so long as the aggregate amount of all such franchisee obligations guaranteed by the Borrower at any time does not exceed $10,000,000.

  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

  "Plan" means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC as to which the Borrower or any ERISA Affiliate may have any liability.

  "Principal Repayment Date" means any date on which an installment of the aggregate outstanding principal amount of the Advances is due under the Notes.

  "Pro Rata Share" means, with respect to any Lender, the percentage specified on the signature pages hereto or as hereafter specified in the documentation governing any assignments of such Lender's Commitment.

  "Rate Adjustment Period" means a period (i) commencing on the first day of the month next succeeding the date that the Agent receives internal financial statements acceptable to it demonstrating that the Borrower has maintained, for two (2) consecutive fiscal quarters, the Required Rate Adjustment Level, and
(ii) continuing for so long as the Borrower continues to maintain such Required Rate Adjustment Level.

  "Reimbursement Obligation" has the meaning specified in Section 4.06.

  "Reportable Event" means any of the events described in Section 4043 of ERISA or the regulations issued thereunder.

  "Request for Letters of Credit" has the meaning specified in Section 4.04.

  "Required Rate Adjustment Level" means a ratio of Adjusted Consolidated EBITDAR to Consolidated Fixed Charges, measured as of the end of the most recently ended fiscal quarter for the period of four fiscal quarters ending on such date, of at least 2.25 to 1.

  "SEC" means the Securities and Exchange Commission and any successor agency.

  "Single Employer Plan" means a Plan maintained by the Borrower or any ERISA Affiliate for employees of the Borrower or such ERISA Affiliate.

  "Taxes" means, for any Person, taxes, assessments or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises or assets.

  "Termination Date" means the earliest to occur of (i) the Maturity Date, (ii) the termination in whole of the Commitments pursuant to Section 8.01, or (iii) the termination in whole of the Advance Commitment pursuant to Section 2.05.

  "Termination Event" means (i) with respect to a Benefit Plan, a Reportable Event, or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, or (iv) the institution of proceedings to terminate a Benefit Plan by the PBGC, or (v) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan, or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multi-employer Plan.

  "Unfunded Liabilities" means, (i) in the case of a Single Employer Plan, the amount,if any, by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the most recent valuation date for such Plan, and (ii) in the case of a Multiemployer Plan, the withdrawal liability of the Borrower or any ERISA Affiliate under such Plan.

  "Unused Commitment" means, at any time, the excess of the Aggregate Commitment at such time over the Aggregate Outstandings at such time.

  SECTION 1.02 Computation of Time Periods. In this Amended and Restated Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

  SECTION 1.03 Accounting Terms; Fiscal Periods. Except as otherwise permitted pursuant to Section 9.09 all accounting terms not specifically defined herein shall be construed in accordance with GAAP. All references in this Amended and Restated Agreement to any fiscal period shall refer to a fiscal period of the Borrower, unless otherwise specified.

  SECTION 1.04 Other Definitional Provisions. References to "Sections", "Articles", "Schedules" and "Exhibits" shall be to Sections, Articles, Schedules and Exhibits, respectively, of this Amended and Restated Agreement unless otherwise specifically provided.

                                  ARTICLE II

                        THE FACILITIES AND COMMITMENTS

  SECTION 2.01 The Facilities. On and subject to the terms and conditions hereinafter set forth each Lender severally agrees to extend credit and other financial accommodations of the kind described below to the Borrower, from time to time, on any Business Day during the period from the date hereof until the Termination Date by (i) making Advances to the Borrower pursuant to Article III (the "Advance Facility"); and (ii) issuing Letters of Credit for the account of the Borrower pursuant to Article IV (the "Letter of Credit Facility").

  SECTION 2.02 The Advance Commitment. The credit extended by the Lenders by making Advances under the Advance Facility shall be in an aggregate principal amount of Advances not to exceed at any time outstanding the excess of the Aggregate Commitment over the Letter of Credit Obligations outstanding at such time, as such amount may be reduced pursuant to Section 2.05, during the period from the date hereof to the Termination Date (the "Advance Commitment").

  SECTION 2.03 The Letter of Credit Commitment. The credit extended by the Lenders by issuing Letters of Credit under the Letter of Credit Facility shall be in an aggregate amount of Letter of Credit Obligations outstanding at any time not to exceed the lesser of (a) $10,000,000 and (b) the excess of the Aggregate Commitment over the aggregate principal amount of Advances outstanding at such time, as such amount may be reduced pursuant to Section 2.05, during the period from the date hereof to the Termination Date (the "Letter of Credit Commitment").

  SECTION 2.04 Fees. The Borrower agrees to pay (i) an extension fee to the Lenders and an annual administrative fee to NationsBank, for its own account, each as described in the fee letter agreement dated November 26, 1997, and (ii) to NationsBank, for its own account and the account of the Lenders, as applicable, the Letter of Credit fees described in Section 4.07. The Borrower also agrees to pay to the Agent, for the account of each Lender, a commitment fee on such Lender's Pro Rata Share of the average daily Unused Commitment from the date of this Amended and Restated Agreement until the Termination Date equal to the Applicable Commitment Fee per annum. Such commitment fee shall be payable on the last day of each January, April, July and October during the term of this Amended and Restated Agreement, and on the Termination Date.

  SECTION 2.05 Reduction of the Commitment. The Borrower shall have the right, upon at least thirty (30) Business Days' notice to the Agent, to terminate in whole or reduce in part the Aggregate Commitment by an amount not exceeding the Unused Commitment, each such reduction to be allocated among the unused portions of the Advance Commitment and the Letter of Credit Commitment, as the Borrower shall specify, in accordance with each Lender's Pro Rata Share thereof; provided, however, that each partial reduction shall be in the amount of $1,000,000 and in integral multiples of $1,000,000 in excess of that amount.

  SECTION 2.06 Payments and Computations.
   (a) The Borrower shall make each payment hereunder by wire transfer of immediately available funds not later than Noon (Dallas time) on the day when due in United States Dollars to the Agent, for the account of the Lenders, at the Agent's address referred to in Section 9.02. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.07, 3.07, or 9.05(b)) to the Lenders for the account of their respective Applicable Lending office, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending office, in each case to be applied in accordance with the terms of this Amended and Restated Agreement.

   (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due, or, upon notice to the Borrower, to make Base Rate Advances in the amount of and in payment of such amounts.

  (c) All computations of interest on Base Rate Advances shall be made by the Agent, on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest on Eurodollar Rate Advances and of fees (including, without limitation, all computations of interest pursuant to Section 3.07) shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

  (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

  (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

  SECTION 2.07 Increased Capital or Costs and Reduced Return.
  (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation; or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, by an amount deemed by such Lender to be material, then the Borrower shall, from time to time, promptly following demand by such Lender (with a copy of such demand to the Agent), pay to the Agent, for the account of such Lender, such additional amount or amounts as will compensate such Lender for such increased cost.

  (b) If after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance by an amount deemed by such Lender to be material, then the Borrower shall, from time to time, promptly following demand by such Lender (with a copy of such demand to the Agent), pay to the Agent, for the account of such Lender, such additional amount or amounts as will compensate such Lender for such reduction.

  (c) Each Lender agrees to promptly notify the Borrower and Agent of any event of which such Lender has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.07 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of the Lender claiming compensation under this Section 2.07 and setting forth the additional amount or amounts to be paid to such Lender hereunder, submitted to the Borrower and the Agent contemporaneously, shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

  SECTION 2.08 Interest Rate Contracts. At any time a Lender may, but shall have no obligation to, enter into Interest Rate Contracts with respect to the Advances, provided that the notional amount for all such Interest Rate Contracts in effect at any time shall not exceed $40,000,000 in the aggregate. The Borrower and the Lender entering into an Interest Rate Contract shall give written notice to the Agent, at least three (3) Business Days prior to entering into any Interest Rate Contract, specifying the term thereof and the notional amount thereof. The Agent shall, within two (2) Business Days of such notice, notify the applicable Lender and the Borrower whether the sum of (A) the aggregate notional amount of all Interest Rate Contracts then in effect plus (B) the notional amount of the proposed Interest Rate Contract, is within the limit set forth above, and if the sum of the notional amounts described in clauses (A) and (B) above is within such limit at such time, then the proposed Interest Rate Contract shall be deemed an "Eligible Interest Rate Contract" (whether or not the aggregate notional amount subsequently exceeds such limit).

                                  ARTICLE III

                             THE ADVANCE FACILITY

  SECTION 3.01 The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount not to exceed the excess of (i) such Lender's Pro Rata Share of the Advance Commitment at such time over (ii) the aggregate principal amount of all Advances made by such Lender and outstanding at such time. Each Advance made by a Lender shall be in an amount not less than such Lender's Pro Rata Share of $250,000. Each Borrowing shall consist of Advances made on the same day by the Lenders, each Lender's Advance as part of a Borrowing to be in an amount equal to its Pro Rata Share of such Borrowing. Within the limits of the Advance Commitment in effect from time to time, the Borrower may borrow pursuant to this Section 3.01, prepay pursuant to Section 3.08, and reborrow under this Section 3.01.

  SECTION 3.02 Making the Advances.
  (a) Each Borrowing shall be made on notice by the Borrower to the Agent, given not later than 12:00 noon (Dallas time) (i) in the case of a Borrowing comprised of Base Rate Advances, on the date of the proposed Borrowing; and (ii) in the case of a Borrowing comprised of Eurodollar Rate Advances, on the third Business Day prior to the date of the proposed Borrowing; provided, however, that (x) in the case of any requested Borrowing to be comprised of Base Rate Advances, the proceeds of which Base Rate Advances are to be applied toward the Borrower's Reimbursement Obligations under a Letter of Credit, the notice effecting such request may be given at or prior to 2:00 P.M. on the date of the drawing giving rise to such Reimbursement Obligation for a Borrowing comprised of Base Rate Advances to be made on such date in the amount of such Reimbursement Obligation; and (y) if a Default or an Event of Default has occurred and is continuing, the Borrower shall not be entitled to request Borrowings comprised of Eurodollar Rate Advances and the Lenders shall not be required to make any Advances. Each such notice of a borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing (whether by telecopy, telex, cable or otherwise), in substantially the form of Exhibit A, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day); (ii) Type of Advances comprising such Borrowing; (iii) amount of such Borrowing; and (iv) Interest Period for such Advance in the case of a requested Borrowing comprised of Eurodollar Rate Advances. Promptly after receipt of a Notice of Borrowing under this Section 3.02 (or telephonic notice in lieu thereof), the Agent shall notify each Lender by telex, telecopy, telegram, telephone or other similar form of transmission of the proposed Borrowing, and in each case of a proposed Borrowing comprised of Eurodollar Rate Advances, of the applicable interest rate. Each Lender shall, before Noon (Dallas time) on the date of such Borrowing, make available to the Agent at its address referred to in Section 9.02, in same day funds, such Lender's Pro Rata Share of such Borrowing. After the Agent's receipt of such funds, and upon fulfillment of the applicable conditions set forth in Article V, the Agent will make same day funds available to the Borrower at the Agent's address referred to in Section 9.02 in an amount equal to the amount requested by the Borrower for such Borrowing on the date requested by the Borrower therefor.

  (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill, on or before the date specified in such Notice of Borrowing for such Borrowing, the applicable conditions set forth in
Article V, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

  (c) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's Pro Rata Share of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with and to the extent provided in subsection (a) of this Section
3.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount; provided, however, that if the Agent has received such notice from such Lender, the Agent may not make such assumption and may not make available to the Borrower on such date such corresponding amount. If and to the extent such Lender shall not have so made such Pro Rata Share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the Federal Funds Rate for such day. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Amended and Restated Agreement.

  (d) The failure of a Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

  SECTION 3.03 Conversion or Continuation of Advances.
  (a) The Borrower shall have the option (i) to convert at any time all or any part of the outstanding Base Rate Advances comprising the same Borrowing into one or more Eurodollar Rate Advances, each for an Interest Period commencing on the applicable Conversion Date; (ii) to convert on any Interest Period Expiration Date all of the outstanding Eurodollar Rate Advances comprising the same Borrowing into one or more Base Rate Advances; or (iii) to continue on any Interest Period Expiration Date all or any part of outstanding Eurodollar Rate Advances comprising the same Borrowing as one or more Eurodollar Rate Advances, each for an Interest Period commencing on such Interest Period Expiration Date; provided, however, that (A) if the Borrower shall not have exercised its options set forth in either clauses (ii) or (iii) of this Section 3.03(a) with respect to any Eurodollar Rate Advances comprising a Borrowing by delivery to the Agent of a Notice of Continuation or Conversion in accordance with the terms of
Section 3.03(b), the Borrower shall be deemed to have irrevocably elected to convert such Eurodollar Rate Advances into Base Rate Advances on the Interest Period Expiration Date for such Advances, and (B) if a Default or an Event of Default has occurred and is continuing the Borrower shall not be entitled to convert Base Rate Advances or continue Eurodollar Rate Advances.

  (b) Each continuation or conversion of Advances pursuant to this Section 3.03 shall be made on notice by the

Borrower to the Agent given not later than Noon (Dallas time) on (i) in the case of the conversion of one or more Eurodollar Rate Advances into Base Rate Advances, the first Business Day prior to the date of the proposed conversion, and (ii) in every other instance, the third Business Day prior to the date of the proposed conversion or continuation. Each such notice of continuation or conversion (a "Notice of Continuation or Conversion") shall be by telephone, confirmed immediately in writing (whether by telecopy, telex, cable or otherwise), in substantially the form of Exhibit B, specifying therein the requested (i) date of such continuation or conversion (which shall be a Business
Day); (ii) amount of the Advances to be converted or continued; (iii) nature of such conversion or continuation; and (iv) Interest Periods for such Advances, in the case of a conversion of one or more Base Rate Advances to a Eurodollar Rate Advance or a continuation of one or more Eurodollar Rate Advances. Promptly after receipt of a notice of Continuation or Conversion (or telephonic notice in lieu thereof), the Agent shall notify each Lender by telex, telecopy, telegram, telephone or other similar form of transmission, of the proposed continuation or conversion.

  (c) Each Notice of Continuation or Conversion shall be irrevocable and binding upon the Borrower. In the case of any Advance which the related Notice of Continuation or Conversion specifies is to be a Eurodollar Rate Advance, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date of the continuation or conversion specified in such Notice of Continuation or conversion for such Advance the applicable conditions set forth in Article V, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund such Advance when such Advance is not converted or continued, as the case may be, on such date.

  SECTION 3.04 Additional Provisions Applicable to Eurodollar Rate Advances. Anything in Section 3.02 or 3.03 above to the contrary notwithstanding:

  (a) If any Lender shall notify the Borrower (with a copy of such notice to the Agent) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, the right of the Borrower to select Eurodollar Rate Advances for any Borrowing or to convert any Base Rate Advances to Eurodollar Rate Advances shall be suspended until such Lender shall notify the Borrower (with a copy of such notice to the Agent) that the circumstances causing such suspension no longer exist. Upon any Lender's giving of the notice to the Borrower referred to in this Section 3.04(a), the Borrower shall, upon at least one (1) Business Day's written notice to such Lender (with a copy of such notice to the Agent), or if permitted by applicable law no later than the date permitted thereby, in the Borrower's sole discretion, either (i) prepay, notwithstanding the provisions of
Section 3.08 hereof, the principal amount of all outstanding Eurodollar Rate Advances of such Lender together with accrued interest thereon to the date of payment; or (ii) convert, notwithstanding the provisions of Section 3.03, all

Eurodollar Rate Advances of all Lenders then outstanding into Base Rate Advances. Upon any such prepayment or conversion of a Eurodollar Rate Advance, the Borrower shall reimburse the applicable Lender in respect thereof pursuant to Section 9.05(b).

  (b) If the Agent shall, on the date of the making of any requested Borrowing comprised of Eurodollar Rate Advances, the continuation pursuant to Section 3.03 of any Eurodollar Rate Advances or the conversion pursuant to Section 3.03 of any Base Rate Advances, notify the Borrower that it is unable, for any reason whatsoever, to obtain timely information for determining the Eurodollar Rate for such Advances, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any Borrowing subsequently made, converted or continued shall be suspended until the Agent shall notify the Borrower that the circumstances causing such suspension no longer exist and each Advance requested to be converted into or made or continued as a Eurodollar Rate Advance shall be a Base Rate Advance.

  (c) If any Lender shall, at least one (1) Business Day prior to the date of the making of any requested Borrowing to be comprised of Eurodollar Rate Advances, the continuation pursuant to Section 3.03 of any Eurodollar Rate Advances or the conversion pursuant to Section 3.03 of any Base Rate Advances, notify the Borrower (with a copy of such notice to the Agent) that the Eurodollar Rate for such Advances will not adequately reflect the cost to such Lender of making or funding such Advances, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any Borrowing subsequently made, converted or continued shall be suspended until such Lender shall notify the Borrower (with a copy of such notice to the Agent) that the circumstances causing such suspension no longer exist and each Advance by such Lender requested to be converted into or made or continued as a Eurodollar Rate Advance shall be a Base Rate Advance.

  (d) Any Taxes payable by the Agent or any Lender or ruled (by a Governmental Authority) payable by the Agent or any Lender in respect of any Loan Document shall, if permitted by law, be paid by the Borrower, together with interest and penalties, if any (except for (i) (1) Taxes imposed on or measured by the overall net income of the Agent or that Lender, (2) franchise or similar taxes of the Agent or that Lender, and (3) amounts requested to be withheld for Taxes pursuant to the last sentence of Section 3.04(f) and (ii) interest and penalties incurred as a result of the gross negligence or willful misconduct of the Agent or any Lender). The Agent or that Lender (through the Agent) shall notify the Borrower and deliver to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of payable Taxes, which certificate is conclusive and binding (absent manifest error), and the Borrower shall promptly pay that amount to the Agent for its account or the account of that Lender, as the case may be. If the Agent or that Lender subsequently receives a refund of the Taxes paid to it by the Borrower, then the recipient shall promptly pay the refund to the Borrower.

  (e) The Borrower Agrees To Indemnify Each Lender Against, And Pay To It Upon Demand, Any Funding Losses, Costs or Expenses Described in Section 3.02(b), 3.03(c) or 9.05(b) With Respect To Eurodollar Rate Advances. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligations and termination of this Amended and Restated Agreement.

  (f) Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (a) represents to the Agent and the Borrower that (i) no Taxes are required to be withheld by the Agent or the Borrower with respect to any payments to be made to it in respect of the Obligations and (ii) it has furnished to the Agent and the Borrower two duly completed copies of U.S. Internal Revenue Service Form 4224, Form 1001, Form W-8, or any other tax form acceptable to the Agent (wherein it claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments under the Loan Papers), and (b) covenants to (i) provide the Agent and the Borrower a new tax form upon the expiration or obsolescence of any previously delivered form according to law, duly executed and completed by it, and (ii) comply from time to time with all laws with regard to the withholding tax exemption. If any of the foregoing is not true or the applicable forms are not provided, then the Borrower and the Agent (without duplication) may deduct and withhold from interest payments under the Loan Documents United States federal income tax at the full rate applicable under law.

  SECTION 3.05 Notes; Repayment. Each Lender's Advances shall be evidenced by a Revolving Loan Note executed by the Borrower and delivered to such Lenders pursuant to Article V (each such Revolving Loan Note, as the same may be amended, modified, substituted or supplemented from time to time being hereinafter referred to individually as a "Note" and collectively as the "Notes"), substantially in the form of Exhibit C, in an original principal amount equal to such Lender's Pro Rata Share of the maximum Advance Commitment on the date hereof. Unless the Termination Date shall have earlier occurred, the Borrower shall repay the principal amount of the Advances outstanding on the Maturity Date.

  SECTION 3.06 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates specified below:

  (a) Base Rate Advances. If such Advance is a Base Rate Advance, at a rate per annum equal at all times to the Alternate Base Rate in effect from time to time, payable monthly in arrears on the last Business Day of each calendar month and on the date such Base Rate Advance shall be paid in full; provided, however, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two percent (2.0%) per annum above the Alternate Base Rate in effect from time to time.

  (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, at a rate per annum equal at all times during any Interest Period for such Advance to the sum of the Applicable Margin plus the Eurodollar Rate for such Advance for such Interest Period, payable in arrears on the last day of such Interest Period; provided, however, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two percent (2.0%) per annum above the Alternate Base Rate in effect from time to time.

  (c) Default Interest. Notwithstanding anything to the contrary in Sections 3.06(a) and 3.06(b), effective upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, all amounts outstanding under the Loan Documents shall bear interest at a rate per annum equal at all times to two percent (2.0%) per annum above the Alternate Base Rate in effect from time to time, payable on demand and, absent demand, at the times specified in Section 3.06(a) with respect to Base Rate Advances and at the times specified in Section 3.06(b) with respect to Eurodollar Rate Advances.

  (d) Rate Adjustment Periods. Notwithstanding anything to the contrary in Sections 3.06(a) and 3.06(b) but subject to Section 3.06(c) above, at all times during a Rate Adjustment Period, interest on each Eurodollar Rate Advance shall be at a rate of one-quarter of one percent (0.25%) below the rate that would otherwise be payable under Section 3.06(b), provided, however, that (A) no reduction in the interest rate applicable to any Eurodollar Rate Advance outstanding on the commencement of a Rate Adjustment Period shall take effect until such Eurodollar Rate Advance has been continued or converted pursuant to
Section 3.03; (B) no reduction in the interest rate applicable to any Eurodollar Rate Advance shall reduce such rate below the sum of 1.00% plus the Eurodollar Rate for such Advance for such Interest Period; and (C) interest on any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall continue to be paid at the rates otherwise specified in Section 3.06(a) or 3.06(b) for such past due amounts.

  SECTION 3.07 Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Lender (or to the Agent for the account of such Lender) so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance; provided that the Borrower shall only be responsible for reserve costs incurred by a Lender not more than 270 days prior to the date on which such Lender notifies the Borrower thereof. Such additional interest so notified to the Borrower (with a copy to the Agent) by such Lender shall be payable to such Lender (or to the Agent for the account of such Lender) on the dates specified for payment of interest for such Advance in Section 3.06.

  SECTION 3.08 Pre-payments. The Borrower may prepay the outstanding amount of any Advance in whole or in part with accrued interest to the date of such prepayment on the amount prepaid; provided, however, that (i) notice of any prepayment of a Eurodollar Rate Advance must be given at least three (3) Business Days prior to the date of prepayment; (ii) notice of any prepayment of a Base Rate Advance must be given not later than 12:00 noon (Dallas time) on the date of prepayment; (iii) any prepayment of any Eurodollar Rate Advance shall be made on, and only on, the last day of an Interest Period for such Advance; and
(iv) each partial prepayment shall be in a principal amount of $250,000 and integral multiples of $50,000 in excess of that amount and, if made after the Termination Date, shall be applied to the principal installments on each Lender's Note in the inverse order of their maturities.

  SECTION 3.09 Maximum Interest Rate. Regardless of any provision contained in any Loan Document or any document related thereto, it is the intent of the parties hereto that neither the Agent nor any Lender contract for, charge, take, reserve, receive or apply, as interest on all or any part of the Obligations any amount in excess of the Maximum Rate or the Maximum Amount or receive any unearned interest in violation of any applicable law, and, if the Lenders ever do so, then any excess shall be treated as a partial repayment or prepayment of principal and any remaining excess shall be refunded to the Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, the Borrower and the Lenders shall, to the maximum extent permitted under applicable law, (a) treat all Borrowings as but a single extension of credit (and the Lenders and the Borrower agree that is the case and that provision in this Amended and Restated Agreement for multiple Borrowings is for convenience only),
(b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary repayments or prepayments and their effects, and (d) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Obligations. However, if the Obligations are paid in full before the end of their full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, the Lenders shall refund any excess (and the Lenders may not, to the extent permitted by law, be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount). If the laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount," then those terms mean the "indicated rate ceiling" from time to time in effect under
Article 5069-1.04, Title 79, Revised Civil Statutes of Texas, as amended. The Borrower agrees that Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), does not apply to the Obligations, other than
Article 15.10(b).

  SECTION 3.10 Interest Recapture. If the designated interest rate applicable to any Borrowing exceeds the Maximum Rate, the interest rate on that the Borrowing is limited to the Maximum Rate, but any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by applicable law, the Borrower shall pay an amount equal to the difference between

(a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

  SECTION 3.11 Extension of Maturity. If no Default or Event of Default exists, the Borrower may request one-year extensions of the then-existing Maturity Date by making such request to the Agent and each Lender between 90 and 60 days preceding each anniversary of the date of this Amended and Restated Agreement. The then-existing Maturity Date shall be extended for one year only if (a) the Agent and each Lender consent in writing to such extension within 30 days following the Borrower's request (with a failure to respond by the Agent or any Lender being deemed a denial of such consent by such party), and (b) the Borrower pays to the Agent, for the account of the Lenders, within 10 days after its receipt of such consent, an extension fee equal to one-eighth of one percent (1/8%) of the then-existing Aggregate Commitment.

                                  ARTICLE IV

                         THE LETTER OF CREDIT FACILITY

  SECTION 4.01 The Letters of Credit. The Agent agrees, on the terms and conditions hereinafter set forth, to issue for the account of the Borrower one or more Letters of Credit in accordance with this Article IV, from time to time on any Business Day during the period from the date hereof to the Termination Date in an aggregate face amount not to exceed the excess of (a) the Letter of Credit Commitment at such time over (b) the Letter of Credit Obligations at such time. Within the limits of the Letter of Credit Commitment, the Borrower may obtain credit by having the Agent issue the Letters of Credit being requested by the Borrower at such time, pay its Obligations with respect to such Letters of Credit pursuant to Section 4.06, and again obtain credit by having the Agent issue Letters of Credit under this Section 4.01.

  SECTION 4.02 Amounts and Terms. The Agent shall not have any obligation to issue any Letter of Credit at any time if the aggregate maximum amount then available for drawing under Letters of Credit theretofore issued, after giving effect to the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon the Agent.

  SECTION 4.03 Conditions. In addition to being subject to the satisfaction of the conditions contained in Article V, the obligation of the Agent to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

  (a) the proposed Letter of Credit (including, without limitation, the level of detail and specificity with respect to the documents, certificates and drafts to be presented thereunder) shall be reasonably satisfactory to the Agent as to form and content;

  (b) as of the date of issuance, no order, judgment or decree of any Governmental Authority shall purport by its terms to enjoin or restrain the Agent from issuing the Letter of Credit, and no law, rule or regulation applicable to the Agent and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Agent shall prohibit or request that the Agent refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit; and

  (c) the proposed Letter of Credit shall be governed by The Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500, or any successor thereto, and, as to matters not covered thereby, shall be governed by the internal laws and decisions (as distinguished from conflict of laws principles) of the State of Texas.

  SECTION 4.04 Issuing Letters of Credit.
  (a) Letters of Credit shall be issued upon written notice by the Borrower to the Agent, given not later than 10:00 A.M. (Dallas time) on the second Business Day prior to the Business Day on which such Letters of Credit are requested to be issued, or such lesser time prior to the requested issuance date as is acceptable to the Agent. Each such notice (a "Request for Letters of Credit") shall be in substantially the form of Exhibit D hereto, specifying therein (i) the aggregate stated amount of the Letters of Credit requested, (ii) the effective date (which day shall be a Business Day) of issuance of such requested Letters of Credit, (iii) the date on which such requested Letters of Credit are to expire (which date shall be a Business Day no more than 18 months following such effective date and shall in no event be later than the Maturity Date unless the Borrower deposits with and pledges to the Agent cash or cash equivalent investments acceptable to the Agent in an amount equal to the face amount of such Letter of Credit as collateral security for the Borrower's Obligations in connection with such Letter of Credit), and (iv) the Person for whose benefit the requested Letters of Credit are to be issued. At the time such request is made, the Borrower shall also provide the Agent with completed and executed Letter of Credit Applications and copies of the forms the Letters of Credit which the Borrower has requested the Agent to issue. Each Request for Letters of Credit shall be irrevocable and binding on the Borrower.

  (b) Promptly after receipt of a Request for Letters of Credit together with all supporting documentation, the Agent shall notify each Lender by telex, telecopy, telegram, telephone or other similar form of transmission of the proposed issuance of Letters of Credit. Subject to the satisfaction of the terms and conditions of this Article IV and upon fulfillment of the applicable conditions set forth in Article V, the Agent shall, on the requested date, issue its Letter of Credit on behalf of the Borrower.

  SECTION 4.05 Paying under Letters of Credit. In determining whether to pay under any Letter of Credit, the Agent shall have no obligation other than to confirm that documents that appear to comply on their face with the requirements of such Letter of Credit have been delivered to it.

  SECTION 4.06 Reimbursement Obligations. The Borrower is obligated, and hereby unconditionally agrees, to pay in immediately available funds to the Agent the amount of each drawing made under each Letter of Credit on the date of such drawing (the obligation of the Borrower under this Section 4.06 with respect to any drawing being the "Reimbursement Obligation" with respect to such drawing). Any

Reimbursement Obligation with respect to any Letter of Credit that is not paid by the Borrower to the Agent with respect to a Letter of Credit at or prior to 1:00 P.M. (Dallas time) on the date of the drawing giving rise thereto shall bear interest, payable on demand, from the date of such drawing until repaid in full to the Agent at a rate per annum equal at all times to two and one-half percent (2.50%) per annum above the Alternate Base Rate in effect from time to time. In the event of any conflict between the terms of this Amended and Restated Agreement and any Letter of Credit Application the terms of this Amended and Restated Agreement shall control.

  SECTION 4.07 Compensation for Letters of Credit.
  (a) The Borrower agrees to pay to the Agent, for the benefit of each Lender, a letter of credit fee ("Letter of Credit Fee") with respect to each Letter of Credit issued under this Article IV, payable quarterly in arrears on the last day of each January, April, July and October and on the Termination Date, at a per annum rate equal to the Applicable Margin (the "Letter of Credit Rate"), based on the average daily undrawn available amount of such Letter of Credit during such quarter.

  (b) The Borrower shall, in addition, pay to the Agent for its own account with respect to each Letter of Credit issued hereunder (i) upon its issuance, a fronting fee, equal to one-eighth percent (1/8%) of its face amount, (ii) upon any drawing under such Letter of Credit, a negotiation fee with respect to such drawing equal in amount to $250, and (ii) upon any transfer of or amendment to such Letter of Credit, a transaction fee equal in amount to $100.

  (c) Notwithstanding the foregoing, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the Letter of Credit Rate shall be increased to three and one-eighth percent (3.125%) per annum, payable on demand and, absent demand, at the times specified in Section 4.07(a).

  SECTION 4.08 Sharing of Payments. Immediately upon the Agent's issuance of any Letter of Credit, the Agent shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Agent, without recourse or warranty, an undivided interest and participation (to the extent of such Lender's Pro Rata Share) in the Letter of Credit and all applicable rights of the Agent in the Letter of Credit, including rights to cash collateral pledged under Section 4.11 (other than rights to receive the fees provided for in the last sentence of Section 4.07(b)). If the Borrower does not timely pay any Reimbursement Obligation, the Agent is irrevocably authorized to fund the Reimbursement Obligation as a Base Rate Borrowing and the proceeds of the Base Rate Borrowing shall be advanced directly to the Agent to pay the Reimbursement Obligation. If the Borrower fails to reimburse the Agent as provided in Section 4.06 and funds are not advanced to satisfy the Reimbursement Obligation, the Agent shall promptly notify each Lender of the Borrower's failure, of the date and amount paid, and of each Lender's Pro Rata Share of the unreimbursed amount. Each Lender shall promptly and unconditionally make available to the Agent in immediately available funds its Pro Rata Share of the unpaid Reimbursement Obligation. Such funds are due and payable to the Agent before the close of business on (i) the Business Day the Agent gives notice to each Lender of the Borrower's reimbursement failure if the notice is received by a Lender before 2:00 p.m. in the time zone where such Lender's Domestic Lending Office is located, or (ii) on the next succeeding Business Day after the Business Day the Agent gives notice to each Lender of the Borrower's reimbursement failure, if such notice is received after 2:00 p.m. All amounts payable by any Lender accrue interest at the Federal Funds Rate from the day the applicable draft or draw is paid by the Agent to (but not including) the date the amount is paid by the Lender to the Agent.

  SECTION 4.09 Documentation. Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letters of Credit, Letter of Credit Reimbursement Agreements, and applications for any Letter of Credit to which the Agent is party and such other documentation as may reasonably be requested by such Lender.

  SECTION 4.10 Indemnification; Exoneration.
  (a) In addition to amounts payable as elsewhere provided in this Article IV, and without limitation of the Borrower's obligations pursuant to Section 9.05, the Borrower hereby agrees to protect, indemnify, pay and save the Agent and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' and paralegals' fees) which the Agent or any of the Lenders may incur or be subject to as a consequence, direct or indirect, of the failure of the Agent to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or defacto Governmental Authority (all such acts or omissions being hereinafter referred to collectively as "Governmental Acts").

  (b) As among the Borrower, the Agent and any of the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent and the Lenders shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of any of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any Letter of Credit to comply fully with the conditions required in order to draw upon such Letter of Credit, other than conditions expressly stated in such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
(v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or any of the Lenders, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Agent's or any Lender's rights or powers under this Section 4.10.

  (c) In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by the Agent under or in connection with any of the Letters of Credit issued by the Agent or any related certificates, if taken or omitted in good faith shall not result in any liability of the Agent to the Borrower.

  SECTION 4.11 Termination of Letters of Credit; Cash Collateral. The Agent may, at any time upon or following the occurrence of an Event of Default at its sole option, request that the Borrower deposit with the Agent, and upon any such request the Borrower shall forthwith deposit with and pledge to the Agent, cash or cash equivalent investments acceptable to the Agent in an amount equal to the undrawn face amount of any Letters of Credit that remain outstanding from time to time thereafter as collateral security for the Borrower's Obligations in connection with such Letters of Credit. The right of the Agent to require, and the Obligation of the Borrower to provide, collateral security shall continue to exist notwithstanding the release of any other collateral security by the Agent or any of the Lenders at any time. If the Borrower does not immediately deposit such collateral security with the Agent upon any such request, the Agent is hereby irrevocably authorized by the Borrower to fund such collateral security by making a Base Rate Advance in the amount thereof and depositing the proceeds of such Advance in a cash collateral account with the Agent.

                                   ARTICLE V

                      CONDITIONS OF EXTENSIONS OF CREDIT

  SECTION 5.01 Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make its Pro Rata Share of the initial extension of credit under this Amended and Restated Agreement (whether in the form of an Advance or a Letter of Credit) is subject to the following conditions precedent:

  (a) The Agent shall have received such documents, instruments and agreements in furtherance of the financing transaction contemplated in the Loan Documents, each in form and substance satisfactory to the Agent and its counsel, as the Agent shall reasonably request, including, without limitation, those described on the List of Closing Documents attached hereto as Exhibit F.

  (b) No law or regulation affecting the Agent's or any Lender's entering into the financing transaction contemplated by the Loan Documents shall impose upon the Agent or any of the Lenders any material obligation, fee, liability, cost, expense or damages.

  SECTION 5.02 Conditions Precedent to Each Extension of Credit, Conversion or Continuation. The obligation of each Lender to make any Advance, to issue any Letter of Credit, or to convert or continue any Advance as described in Section
3.03 on the occasion of each such extension of credit (including the initial extension of credit hereunder), conversion or continuation shall be subject to the further conditions precedent that on the date of such extension of credit, conversion or continuation:

  (a) The following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Request for Letter of Credit or Notice of Continuation or Conversion, as applicable, and the acceptance by the Borrower of the proceeds or other benefits of the requested extension of credit, conversion or continuation shall constitute a representation and warranty by the Borrower that on the date of such extension of credit, conversion or continuation such statements are true):

    (i) The representations and warranties contained in Section 6.01 are correct on and as of the date of such extension of credit, conversion or continuation before and immediately after giving effect to such extension of credit, conversion or continuation and to the application of the proceeds or other benefits thereof, as though made on and as of such date; and

    (ii) No event has occurred and is continuing, or would result from such extension of credit, conversion or continuation or from the application of the proceeds or other benefits thereof, that constitutes a Default or an Event of Default.

  (b) The Lenders shall have received such other approvals, opinions or documents as the Lenders may reasonably request.

                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

  SECTION 6.01 Representations and Warranties of the Borrower. The Borrower represents and warrants to the Agent and each Lender that the following statements are true, correct and complete as of the date of this Amended and Restated Agreement and as of the date of each reaffirmation thereof made pursuant to Section 5.02(a)(i):

  (a) The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is duly qualified to do business, and is in good standing as a foreign corporation, in each jurisdiction in which such qualification is necessary or proper in view of its business and operations or the ownership of its properties; (ii) does not own any material amount of capital stock of, or have any other material equity investment in, any Person other than its wholly-owned subsidiary, Vicorp Restaurants, Inc., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Borrower's ownership of 100,004 shares of Preferred Stock issued by a single issuer in replacement of a subordinated debenture in the original principal amount of $10,000,000 and
(iii) has not (nor has any subsidiary) used or transacted business under any other corporate or trade name in the past five years, except as disclosed on
Schedule 6.01(a).

  (b) The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws; or (ii) any law or any contractual restriction binding on or affecting the Borrower.

  (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

  (d) The Loan Documents are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

  (e) The consolidated balance sheet of the Borrower and its subsidiaries as at July 31, 1997, and the related consolidated statement of income and retained earnings of the Borrower and its subsidiaries for the three fiscal quarters then ended, copies of which have been furnished to the Agent and each Lender, fairly present the financial condition of the Borrower and its subsidiaries on a consolidated basis as at such date and the results of the operations of the Borrower and its subsidiaries an a consolidated basis for the period ended on such date, all in accordance with GAAP consistently applied, and since July 31, 1997, there has been no material adverse change in such condition or operations, or in the financial condition or operations of the Borrower and its subsidiaries.

  (f) There is no pending or threatened action or proceeding affecting the Borrower or any of its subsidiaries before any Governmental Authority or arbitrator, which action or proceeding (i) may materially adversely affect the financial condition or operations of the Borrower and its subsidiaries on a consolidated basis or (ii) purports to affect the legality, validity or enforceability of any Loan Document.

  (g) Neither the Borrower nor any of its subsidiaries is in violation of (i) any applicable statute, regulation, rule, ordinance or permit of any Governmental Authority or (ii) any patent, patent application, copyright, trademark, trademark application, trade name, or license of any Governmental Authority, in each case, in any respect that may materially adversely affect the financial condition or operations of the Borrower and its subsidiaries on a consolidated basis. The Borrower possesses adequate licenses, permits and other governmental approvals and authorization and adequate patents, trademarks, copyrights, trade names and licenses to continue to conduct its business as heretofore conducted by it.

  (h) Neither the Borrower nor any of its subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound, which default may materially adversely affect the financial condition or operations of the Borrower or any of its subsidiaries.

  (i) All of the Borrower's and its subsidiaries' respective property, tangible and intangible, is free and clear of all Liens, except as specifically permitted by Section 7.02(a).

  (j) The Borrower and each of its subsidiaries have filed all Tax returns and other reports they are required by law to file and have paid all Taxes that are due and payable, other than those being contested in good faith by appropriate proceedings diligently conducted and for which adequate cash and financial reserves have been established.

  (k) Without limiting the representations and warranties set forth in Section 6.01(g), neither the Borrower nor any of its subsidiaries has received notice to the effect or is otherwise aware that its operations are not in material compliance with all of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of or likely to become the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Contaminant into the environment, which non-compliance or remedial action could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower or any of its subsidiaries.

  (l) No Plan has any Unfunded Liabilities. Each Plan complies in all material respects with all applicable requirements of law and regulations; no Reportable Event has occurred with respect to any Plan; neither the Borrower nor any of its subsidiaries has withdrawn from any Plan or initiated steps to do so; and no steps have been taken to terminate any Plan.

  (m) None of the Borrower or any of its ERISA Affiliates maintains any employee welfare benefit plans within the meaning of Section 3(l) of ERISA that provides benefits to employees after termination of employment other than as required by
Section 601 of ERISA.

  (n) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any extension of credit hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                                  ARTICLE VII

                           COVENANTS OF THE BORROWER

  SECTION 7.01 Affirmative Covenants. The Borrower covenants to Agent and each Lender that, so long as any Obligation shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

  (a) Compliance with Laws, Etc. Comply, and cause each of its subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, orders, ordinances and decrees, such compliance to include, without limitation, paying before the same become delinquent all Taxes, recordation charges, rates, dues, fees, fines, impositions, liabilities, obligations and encumbrances imposed upon it or upon any of its property except to the extent contested in good faith and with respect to which adequate (as determined by independent public accountants having a national reputation) reserves shall have been established. Without limiting the generality of the foregoing, the Borrower (i) will conduct, and will cause each of its subsidiaries to conduct, its business so as to comply in all material respects with all applicable environmental, health and safety laws and regulations in all jurisdictions in which it is or may at any time be doing business, including, without limitation, the Federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Clean Water Act, the federal Clean Air Act and the federal Occupational Safety and Health Act; and (ii) will establish, maintain and operate, and will cause each ERISA Affiliate to establish, maintain and operate, all Plans to comply in all material respects with the provisions of ERISA, IRC, all other applicable laws and all regulations and interpretations thereunder.

  (b) Reporting Requirements.  Furnish to each Lender:
    (i) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, consolidated (and, if the Borrower at any time has any operating subsidiaries, consolidating) balance sheets of the Borrower and its subsidiaries as of the end of such quarter consolidated (and, if the Borrower at any time has any operating subsidiaries, consolidating) statements of income and retained earnings of the Borrower and its subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in accordance with GAAP consistently applied, certified by the chief financial officer of the Borrower on behalf of the Borrower and, in the case of quarter-end statements with respect to which a review shall have been undertaken by public accountants, accompanied by a summary of the review report rendered by such accountants;

    (ii) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its subsidiaries, containing consolidated financial statements for such year all in accordance with GAAP consistently applied, certified by independent public accountants having a national reputation in a manner acceptable to the Agent;

    (iii) together with the financial statements required to be delivered under Sections 7.01(b)(i) and (ii), a certificate of the president, chief financial officer or treasurer of the Borrower demonstrating compliance with the financial covenants set forth in Section 7.03 for and as at the end of such quarter or year, as applicable, setting forth the calculations made by such officer to determine such compliance, and certifying on behalf of the Borrower that no Default or Event of Default shall have occurred during such quarter or year, as applicable (or as of the end of such quarter or year, as applicable, in the case of a Default or Event of Default consisting of a breach of the financial covenants set forth in Section 7.03), or, if any Default or Event of Default shall have occurred for or during such quarter or year, as applicable, describing the nature thereof and the procedures that the Borrower shall have taken or proposes to take with respect thereto;

    (iv) as soon as possible and in any event within five (5) days after the occurrence of each Default, Event of Default or other development, financial or otherwise, which might materially adversely affect the business, properties or affairs of the Borrower or any of its subsidiaries or the ability of the Borrower to repay the Obligations, a statement of the chief financial officer of the Borrower setting forth details of such Default, Event of Default or other development and the action which the Borrower has taken and proposes to take with respect thereto;

    (v) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any subsidiary files with the SEC or any national securities exchange;

    (vi) before the beginning of each fiscal year of the Borrower, financial and operations projections with respect to such fiscal year, including, without limitation, pro forma financial statements prepared on a basis consistent with the most recent financial statements delivered to the Lenders in accordance with Sections 7.01(b)(i) and (ii), all in such detail as the Agent may reasonably request;

    (vii) within two hundred seventy (270) days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Plan, certified as correct, to the extent applicable, by any actuary enrolled under ERISA;

    (viii) as soon as possible and in any event within ten (10) days after the Borrower or any of its subsidiaries knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing such Reportable Event and the action which the Company proposes to take with respect thereto;

    (ix) as soon as possible and in any event within ten (10) days after receipt thereof by the Borrower or any of its subsidiaries, a copy of (i) any notice or claim to the effect that the Borrower or any such subsidiary is or may be liable to any Person as a result of the release by the Borrower, any of its subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its subsidiaries; provided, however, that the Borrower shall not be required to furnish to the Agent any such notice resulting from any routine OSHA or health inspection to which the Borrower or any of its subsidiaries is subject by virtue of its respective activities in the food service industry, unless any violation described in such notice might have a material adverse effect on the financial condition or operations of the Borrower or any subsidiary; and

    (x) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its subsidiaries as the Agent may from time to time reasonably request, all in such detail as the Agent may reasonably request.

  (c) Preservation of Corporation Existence, Etc. Except as otherwise permitted under Subsection 7.02(d), preserve and maintain, and cause each of its subsidiaries to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified and in good standing, and cause each of its subsidiaries to qualify and remain qualified and in good standing, as a foreign corporation in each jurisdiction in which such qualification is necessary or proper in view of its business and operations or the ownership of its properties.

  (d) Maintenance of Insurance. Maintain, and cause each of its subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts as are usually carried, and covering such risks as are ordinarily insured against, by Persons engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and each such subsidiary operate; and comply, and cause each subsidiary to comply, with all conditions and requirements necessary to maintain such insurance in effect.

  (e) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its subsidiaries to maintain and preserve, all of its properties, necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted, and maintain all assets, permits, licenses, privileges, franchises, concessions, privileges, patents, trademarks, copyrights, and trade names necessary to conduct its business as heretofore conducted by it.

  (f) Visitation Rights. At any reasonable time and from time to time, permit the Lenders or any agent or representative thereof to visit and inspect any of the properties of the Borrower or any of its subsidiaries, to examine and make copies of and abstracts from the records and books of account of the Borrower or any of its subsidiaries, and to visit and discuss the affairs, finances and accounts of the Borrower or any of its subsidiaries with any of their respective officers or with any of those of their respective directors that are involved in the operations of the Borrower's or such subsidiary's business.

  (g) Maintenance of Records. Maintain, and cause each of its subsidiaries to maintain, books and records with respect to accounting matters in accordance with generally accepted accounting principles consistently applied and in detail sufficient to provide the Lenders the information required pursuant to Section 7.01(b).

  (h) Condemnation. Notify the Agent, immediately upon learning of the institution of any proceeding for the condemnation or other taking of all or any part of any of the Borrower's real property or interests in real property if the property or interests involved have a book value in excess of $1,000,000 (regardless of the value of the specific portion subject to such proceeding), of the pendency of such proceeding and keep the Agent reasonably informed with respect to such proceeding as it progresses.

  (i) Destruction of Real Property. Notify the Agent immediately of any material damage to or material loss or destruction of the Borrower's real property or interests in real property with a book value in excess of $1,000,000, setting forth the nature and extent of such destruction.

  (j) Use of Proceeds. The Borrower will use the proceeds of the Advances only to repay its obligations under the NationsBank Agreement, for working capital, capital expenditures and other general corporate purposes, and for Permitted Asset Acquisitions.

  SECTION 7.02 Negative Covenants. The Borrower covenants to Agent and each Lender that, so long as any Obligation shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, unless the Majority Lenders shall otherwise consent in writing:

  (a) Liens, Etc.
      (i) Enter into or suffer to exist, or permit any of its subsidiaries to enter into or suffer to exist, any arrangement that directly or indirectly prohibits the Borrower or any of its subsidiaries from creating or incurring any Lien upon or with respect to any of its property, other than the Loan Documents, leases that prohibit Liens on the property leased and documents governing transactions described in clause (a)(ii)(C) below that prohibit Liens on the property or asset which is the subject of such transaction; or

      (ii) Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any Lien (other than the interest of the lessor under any Operating Lease) upon or with respect to any of its property, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

        (A) Liens securing Taxes or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons, which in any such case (1) are not delinquent or (2) are being contested diligently and in good faith, provided that in the latter case the Borrower or the applicable subsidiary has established adequate reserves therefor and that neither the Borrower's nor any subsidiary's title to and right to use its property is materially and adversely affected by the nonpayment of such Tax, claim or demand;

        (B) Permitted Existing Liens;

        (C) Liens existing on such property at the time of its acquisition (other than any such Liens created in contemplation of such acquisition), and Liens on fixed assets of the Borrower or any of its subsidiaries acquired, constructed or improved after the date hereof which are created contemporaneously with such acquisition, construction or improvement to secure the purchase price of such property or the cost of such construction or improvement, and Liens on fixed assets of the Borrower or any of its subsidiaries arising in connection with sale and leaseback transactions entered into by the Borrower or any of its subsidiaries after the date hereof; provided, however, that no Lien of the kind described in this clause
    (C) shall extend to or cover any property or asset of the Borrower or any subsidiary of the Borrower other than the property or asset so acquired or the construction or improvement so procured; and

        (D) any extension, renewal or replacement, in whole or in part of any of the Liens referred to in the foregoing clauses (A) through (C), inclusive; provided, however, that the amount of Debt secured by any such extension, renewal or replacement Lien shall not exceed the amount of such Debt secured immediately prior to such extension, renewal or replacement and such extended, renewed, or replaced Lien shall be limited to the property or assets covered by the Lien existing immediately prior to such extension, renewal or replacement;

provided, however, that notwithstanding anything to the contrary in this Section 7.02(a), the aggregate amount of Debt of the Borrower or any of its subsidiaries (including, without limitation, Capital Lease Obligations of the

Borrower or any of its subsidiaries) secured by any of the Liens referred to in the foregoing clauses (B) and (C), plus all Guarantees permitted by Section 7.02(e) (whether or not secured) shall not at any time exceed $24,000,000.

  (b) Debt. (i) Prepay or permit any of its subsidiaries to prepay, any of its Debt, other than (A) the Obligations and (B) Debt other than as described in the foregoing clause (i)(A) in an amount not to exceed $5,000,000 in any fiscal year; or (ii) create, incur, assume or suffer to exist, or permit any of its subsidiaries to incur, assume or suffer to exist, any Debt, except for (A) the Obligations, (B) Permitted Existing Debt, (C) Debt secured by Liens upon the property of the Borrower or any of its subsidiaries permitted pursuant to
Section 7.02(a), and (D) Permitted Franchise Guarantees.

  (c) Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower, or purchase, redeem or otherwise acquire for value (or permit any of its subsidiaries to do so) any shares of any class of capital stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, or make any other distribution in respect of any shares of such capital stock, or agree to any of the foregoing, if immediately after giving effect to such proposed action, a Default or Event of Default would exist.

  (d) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock of, any Person, or enter into an agreement to do any of the foregoing, or permit any of its subsidiaries to do so, except that (i) the Borrower may acquire the assets of any Person pursuant to a Permitted Asset Acquisition, (ii) any subsidiary of the Borrower may merge or consolidate with or into, or transfer assets to, or acquire assets of, any other subsidiary of the Borrower, and (iii) any subsidiary of the Borrower may merge into or transfer assets to the Borrower; provided, however, that at the time of any transaction permitted under any of the foregoing clauses (i), (ii) and (iii), and immediately after giving effect to such transaction, no Default or Event of Default would exist.

  (e) Guarantees; Assumption of Obligations; Contingent Liabilities. Guarantee or assume the obligations of any Person, including any subsidiaries of the Borrower, or create or suffer to exist any other contingent liability, or permit any subsidiary of the Borrower to do any of the foregoing, other than (i) guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) Permitted Franchisee Guarantees of up to $10,000,000, and (iii) existing guarantees as disclosed on Schedule 7.02(b).

  (f) Transactions with Affiliates. Enter into, or be a party to any transaction with one of the Borrower's Affiliates, except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms which are no less favorable to the Borrower than the Borrower would obtain in a comparable arm's-length transaction with a

Person not the Borrower's Affiliate.

  (g) Transactions Detrimental to Business, Etc. Enter into any transaction which materially and adversely affects its business, property, assets, operation, condition (financial or otherwise), any collateral security for the Obligations or the Borrower's ability to perform its obligations under this Amended and Restated Agreement or to repay the Obligations.

  (h) Dispositions of Assets.
      (i) Sell, lease, assign, transfer or otherwise dispose of any real property (or enter into an agreement to do any of the foregoing), or permit any of its subsidiaries to sell, lease, assign, transfer or otherwise dispose of any real property (or enter into an agreement to do any of the foregoing), except for the properties described on Schedule 7.02(h), without the prior written consent of all of the Lenders; or

      (ii) Sell, lease, assign, transfer or otherwise dispose of any other asset (or enter into an agreement to do any of the foregoing), or permit any of its subsidiaries to sell, lease, assign, transfer or otherwise dispose of any other asset (or enter into an agreement to any of the foregoing), other than:

        (A) the sale of inventory in the ordinary course of the Borrower's or such subsidiary's business;

        (B) the sale or other disposition of assets of the Borrower or such subsidiary which are obsolete or no longer used or usable in the business of the Borrower or such subsidiary; and

        (C) the sale or other disposition of assets of the Borrower or such subsidiary other than of the kind described in clause (A) or (B) above; provided, however, that the value of all such other assets sold or otherwise disposed of during any fiscal year pursuant to this clause (C) shall not exceed $10,000,000, and provided further that in the event that the proceeds of such dispositions exceed $2,000,000 in the aggregate during any fiscal year, the Aggregate Commitment shall be permanently reduced by such excess and the Borrower shall make an immediate mandatory prepayment of the Obligations equal to the amount by which the Aggregate Outstandings exceed such reduced Aggregate Commitment.

    (i) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL; (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived; (iii) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan; (iv) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of the Borrower or any ERISA Affiliate under Title IV of ERISA; (v) fail, or permit any ERISA Affiliate to fail, to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (vi) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment; (vii) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC.
  (j) Restrictions on Operating Leases. Become, or permit any of its subsidiaries to become, liable in any way whatsoever under any Operating Lease in any fiscal year, unless, immediately after giving effect to the incurrence of liability with respect to such Operating Lease, projected Consolidated Rental Payments for such fiscal year and each succeeding fiscal year do not exceed $20,000,000 per fiscal year.

  (k) Loans, Advances and Investments. Not make and not permit any subsidiary to make any loan, advance, extension of credit or capital contribution to, make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person, other than: (i) expense accounts for and other advances to its directors, officers and employees in the ordinary course of business up to an aggregate amount of $500,000 outstanding at any time; (ii) marketable obligations issued or unconditionally guaranteed by the United States Government or issued by any of its agencies and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition (and investments in mutual funds investing primarily in those obligations); (iii) short-term investment grade domestic and eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks organized under the Laws of the United States of America or any of its states having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on its most recently published statement of condition); (iv) commercial paper and similar obligations rated "P-1" or better by Moody's Investors Services, Inc., or "A-1" or better by Standard & Poors Ratings Group (a division of McGraw Hill, Inc.); (v) investments in, and advances to, wholly-owned subsidiaries, or by a wholly-owned subsidiary in or to its parent; (vi) readily marketable tax-free municipal bonds of a domestic issuer rated "aaa" or better by Moody's Investors Service, Inc., or "AAA" or better by Standard & Poors Ratings Group (a division of McGraw Hill, Inc.), and maturing within one year from the date of issuance (and investments in mutual funds investing primarily in those bonds); (vii) promissory notes up to an aggregate amount of $3,000,000 outstanding at any time accepted as consideration for the disposition of properties described on Schedule 7.02(h); (viii) demand deposit accounts maintained in the ordinary course of business; (ix) current trade and customer accounts receivable that are for goods furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade terms; and (x) Permitted Asset Acquisitions.

  SECTION 7.03 Financial Covenants. The Borrower covenants to the Agent and each Lender that so long as any Obligation shall remain unpaid or any Lender shall have any obligation hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

  (a) Maximum Adjusted Debt to EBITDAR Ratio. Maintain a ratio, determined as of the last day of each fiscal quarter, of (i) Adjusted Debt as of such date to
(ii) Adjusted Consolidated EBITDAR for the four fiscal quarters ending on such date of no more than 3.50 to 1.

  (b) Minimum Consolidated Tangible Net Worth. Maintain Consolidated Tangible Net Worth, determined as of the last day of each fiscal quarter, of at least (i) $115,000,000, plus (ii) an amount equal to the greater of zero (0) and fifty percent (50%) of the consolidated net earnings after taxes of the Borrower and its subsidiaries determined in accordance with GAAP for the period (taken as a single accounting period) from and including November 1, 1996, to and including such day, plus (iii) an amount equal to seventy-five percent (75%) of any Net Equity Issuance Proceeds for the period (taken as a single accounting period) from and including November 1, 1996, to and including such day.

  (c) Maximum Consolidated Capital Expenditures. Not make or incur, and not permit any of its consolidated subsidiaries to make or incur, Consolidated Capital Expenditures, in any fiscal year in excess of $25,000,000; provided that in the event the actual Consolidated Capital Expenditures made or incurred during the applicable fiscal year are less than $25,000,000 (such difference being referred to as a "Carry-Over Amount"), the permitted amount solely with respect to the immediately succeeding fiscal year shall be increased by the lesser of (i) $5,000,000 and (ii) such Carry-Over Amount.

  (d) Minimum Fixed Charge Coverage Ratio. Maintain a ratio of (i) Adjusted Consolidated EBITDAR to (ii) Consolidated Fixed Charges, determined as of the last day of each fiscal quarter for the twelve month period ending on such day, of at least 1.50 to 1.

  (e) Maximum Debt to Capitalization Ratio. Maintain a ratio of (i) the sum of
(A) Consolidated Funded Debt, plus (B) Capital Lease Obligations of the Borrower and its subsidiaries to (ii) the sum of (X) Consolidated Funded Debt, plus (Y) Consolidated Net Worth, plus (Z) Capital Lease Obligations of the Borrower and its subsidiaries, in each case, determined as of the last day of each fiscal quarter, of no more than 0.40 to 1.

                                 ARTICLE VIII

                               EVENTS OF DEFAULT

  SECTION 8.01 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

  (a) either (i) the Borrower shall fail to make any payment of principal on the Advances when the same becomes due, or (ii) the Borrower shall fail to make any other payment on the Obligations when the same becomes due and such failure shall continue for five (5) days; or

  (b) any representation or warranty made by the Borrower herein or in any other Loan Document or by the Borrower (or any of its officers) in connection with any Loan Document shall prove to have been incorrect or misleading in any material respect when made; or

     (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 7.02 on its part to be performed or observed; or

     (d) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and any such failure shall remain unremedied for the earliest of (i) ten (10) business days after written notice thereof shall have been given to the Borrower by the Agent, (ii) ten (10) business days after the date the Borrower discovers, or should have discovered, such failure, and (iii) if such failure has existed for more that sixty (60) days, five (5) business days after the earlier of (A) the date of delivery by the Agent to the Borrower of written notice thereof, and (B) the date that the Borrower discovers, or should have discovered, such failure; or

     (e) with respect to any Debt (other than Debt constituting Obligations) of the Borrower or any subsidiary of the Borrower in an aggregate principal amount outstanding in excess of $1,000,000, the Borrower or such subsidiary shall fail to pay any principal of or premium or interest on such Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period,if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause the holders of such Debt to accelerate, or to permit the holders of such Debt to accelerate, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

     (f) (i) the Borrower or any of its subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property (unless, if such proceeding is involuntary, it is dismissed within 60 days after its filing); or (ii) the Borrower or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth in clause (i) above; or

     (g) any judgment or order for the payment of money in excess of $1,000,000 above any insurance coverage therefor shall be rendered against the Borrower or any of its subsidiaries by any Governmental Authority or quasi-governmental authority, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (h) any Plan shall have any Unfunded Liabilities, or any Reportable Event shall occur in connection with any Plan; or

     (i) the Borrower or any of its subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which would, in either case, have a material adverse effect upon the operations of the Borrower or any of its subsidiaries; or

     (j) the acquisition by any Person, or two or more Persons acting in concert (other than any Person or Persons who own, prior to that acquisition, 20% or more of the outstanding shares of the Borrower's voting stock), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the Borrower's voting stock;

then, and in any such event, the Agent shall, at the direction of the Majority Lenders, by notice to the Borrower (i) declare the Advance Commitment and the Letter of Credit Commitment and the Advance Facility and the Letter of Credit Facility and the obligations of each Lender under each of the Loan Documents, to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any Event of Default described in Section 8.01(f)(i) above, (A) the Advance Commitment and the Letter of Credit Commitment, and the obligations of each Lender under each of the Advance Facility and the Letter of Credit Facility, shall automatically be terminated, and (B) the Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                  ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided that no amendment or waiver which (i) increases the amount of any Lender's Commitment;
(ii) decreases the interest rates specified in Sections 3.06 or any fees payable to the Lenders in Sections 2.04 and 4.07; (iii) extends the due date or decreases the amount of any payments required hereunder; (iv) changes the definition of "Majority Lenders" or "Pro Rata Shares"; or (v) changes the provisions of this Section 9.01, shall be effective unless the same is signed by all of the Lenders.

     SECTION 9.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 400 West 48th Avenue, P.O. Box 16601, Denver, Colorado 80216, Attention: Stanley Ereckson, Jr.; and if to the Agent, at its address at 901 Main Street, Dallas, Texas 75202, Attention: Kimberley Knop, with a copy to Porter & Hedges, L.L.P., 700 Louisiana, 35th Floor, Houston, Texas 77002, Attention: F. Walter Bistline, Jr.; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall be effective upon receipt, or if mailed, four (4) days after deposit in the United States mails; if telegraphed, when delivered to the telegraph company; if telexed, when confirmed by telex answerback; if telecopied, when verbally confirmed by telephone; or if cabled, when delivered to the cable company, except that notices and communications to the Agent pursuant to Article II, III or IV shall not be effective until received by the Agent.

     SECTION 9.03 No Waiver; Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 9.04 Payments Set Aside. To the extent that the Borrower makes a payment or payments to the Agent or any of the Lenders, or the Agent or any of the Lenders exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, real estate or federal law, common law or equitable cause, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all such Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

  SECTION 9.05 Costs, Expenses and Taxes.

     (a) The Borrower agrees to pay on demand all "Costs and Expenses," as hereinafter defined. "Costs and Expenses" means (A) all costs, expenses, fees and charges incurred by the Agent or its Affiliates (including, without limitation, NationsBanc Montgomery Securities, Inc.) and all fees for services (including disbursements) of the attorneys, accountants, valuation experts and all professionals (and all paraprofessionals and other staff employed by such professionals) employed by the Agent or any such Affiliate from time to time in any way or for any purpose arising out of, or relating to, the Obligations of the Borrower, any of the Loan Documents or the Agent's or such Affiliate's relationship or transactions with the Borrower, including, without limitation,
(i) the development, preparation, negotiation, execution, delivery, syndication, modification, review and administration of the Loan Documents, (ii) the commencement, defense of or intervention in any court proceeding in any way related to the Obligations of the Borrower or the Loan Documents, or any other agreements contemplated by the terms of this Amended and Restated Agreement, (iii) the filing of a petition, complaint, answer, motion or other pleadings, or the taking of any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to the Borrower or any Loan Document, (iv) the enforcement of any of the Agent's or any Lender's rights to collect any of the Obligations, (v) all costs and expenses incurred by the Agent or any Affiliate internally including, but not limited to, travel, food and lodging expenses for employees, duplicating and document processing costs, and internal auditing service expenses, and (vi) all audit costs, appraisal costs and costs of searches, recordings and filings, all recording and filing fees, all Taxes and all other similar fees and disbursements; and (B) all costs, expenses, fees and charges incurred by each Lender (including fees and disbursements for services of attorneys and paralegals) in connection with the matters described in clauses (ii), (iii) and (iv) above. The Borrower also agrees to pay, and to save harmless the Agent and the Lenders from any delay in paying, any tangibles, intangibles, documentary stamp and other Taxes, if any, which may be payable in connection with the execution and delivery of any of the Loan Documents, or the recording of any hereof or thereof, or in connection with any modification hereof or thereof, any of which Taxes payable by the Agent or the Lenders are to be part of the Costs and Expenses. All Costs and Expenses provided for in this
Section 9.05 may, at the option of the Lenders, be charged and treated as a Borrowing comprised of Base Rate Advances made by each Lender in accordance with its Pro Rata Share.

     (b) If any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of acceleration of the maturity of the Notes pursuant to Section 8.01 or for any other reason, or if any Eurodollar Rate Advance is converted to a Base Rate Advance pursuant to Section 3.04(a), the Borrower shall, upon demand by the Agent, pay to each Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which such Lender may reasonably incur as a result of such payment including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

     SECTION 9.06 Right of Set-Off. Subject to the provisions of Section 9.07, the Agent, each Lender and each Affiliate of each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not any demand shall have been made under any Loan Document and although such Obligations may be contingent and unmatured. Each Lender agrees to promptly notify the Agent after any such setoff and application made by such Lender and the Agent shall promptly thereafter notify the Borrower of such set-off and application. The Agent agrees promptly to notify the Borrower after any set-off and application made by the Agent; provided, however, that the Agent's failure to notify the Borrower as set forth in this sentence and the immediately preceding sentence shall not affect the validity of such set-off and application. The rights of the Agent and each Lender under this Section 9.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent or any Lender may have.

     SECTION 9.07 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to
Section 3.08 and Section 9.05(b)) in excess of its Pro Rata share of payments on account of the Advances obtained by the other Lenders, such Lender shall forthwith purchase from the other Lenders a participation in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided; however, that if all or any portion of such excess payment is thereafter received from such purchasing Lender, such purchase from the other Lenders shall be rescinded to the extent of such recovery and the other Lenders shall repay to the purchasing Lender that proportion of the purchase price received by it equal to (A) the amount recovered from the purchasing Lender, divided by (B) the total amount of the participation purchased by the purchasing Lender, together with an amount equal to each such Lender's Pro Rata Share of any interest or other amount payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from any other Lender pursuant to this Section 9.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     SECTION 9.08 Indemnification.

     (a) The Borrower hereby indemnifies and holds the Agent and its Affiliates and each Lender, their respective attorneys and agents (individually and collectively referred to for purposes of this Section 9.08 as the "Indemnified Parties") harmless from and against any and all claims (including, without limitation, causes of action, cross-claims, counterclaims, rights of set-off and recoupment), whether by any Affiliate or shareholder of the Borrower, or by any creditor of the Borrower, or any Affiliate thereof, which are at any time asserted against the Indemnified Parties (together with all Costs and Expenses relating to the defense of such claims) arising out of, or relating to, the Indemnified Parties' relationship or transactions with the Borrower or any of its Affiliates, including, without limitation, (i) any claim for funds received by the Agent or any of the Lenders and applied to the Obligations; (ii) any claims contesting the validity or priority of the Liens granted to the Agent for the benefit of the Lenders pursuant to the terms and provisions of any of the Loan Documents; and (iii) any claims for actions taken or not taken by any of the Indemnified Parties in connection with, or otherwise resulting from, whether directly or indirectly, the negotiation, structuring, funding, issuance or administration of the Advances, Letters of Credit and all other extensions of credit by the Lenders to or on behalf of the Borrower; provided, however, that the Agent and each Lender hereby agrees to refund to the Borrower any amounts paid to the Agent or such Lender by the

Borrower pursuant to the foregoing indemnity to the extent that a court of competent jurisdiction has found, pursuant to a "Final Order," as hereinafter defined, that the liability asserted against the Indemnified Parties for which such indemnity payment was made resulted primarily from the Indemnified Parties' own willful misconduct or knowing and intentional violation (individually and not as a co-conspirator with the Borrower or any of its Affiliates) of any applicable law, rule or statute, which violation is punishable as a criminal offense. As used herein, a "Final Order" shall mean an order entered by a court of competent jurisdiction which is not interlocutory and as to which (i) the time to appeal or petition for a writ of certiorari has expired with no appeals or petitions for a writ of certiorari from such order having been taken, or (ii) all appeals and petitions for writs of certiorari prosecuted from such order have been exhausted. An used herein, "knowing and intentional" violation of a law, rule or statute shall be interpreted to mean that an Indemnified Party had knowledge both of the applicable law, rule or statute which it violated and that its act was a violation of such law, rule or statute.

     (b) The Borrower hereby agrees to reimburse the Indemnified Parties for all Costs and Expenses incurred by the Indemnified Parties at any time from and after the date hereof relating in any way to any and all claims which fall within the scope of the Borrower's indemnity obligations pursuant to Section 9.08(a). All such Costs and Expenses shall be payable by the Borrower upon demand. At each Lender's option, such Lender may reimburse itself for any such Costs and Expenses, and the amount of any such reimbursement shall constitute additional Obligations.

     SECTION 9.09 Change in Accounting Principles. If any changes in accounting principles from those used in the preparation of the financial statements referred to in Section 6.01(e) are hereafter required or permitted by GAAP, and are adopted by the Borrower with the agreement of its independent certified public accountants, and such changes result in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in Article VII or any other provision of this Amended and Restated Agreement, the Borrower and the Lenders agree to amend any such affected terms and provisions to reflect such changes in GAAP with the result that the criteria for evaluating the financial condition of the Borrower and its consolidated subsidiaries shall be the same after such changes in GAAP as if such changes had not been made.

     SECTION 9.10 The Agent's Performance of Defaulted Acts. The Agent may, but need not, following five (5) days prior notice to the Borrower and so long as the Borrower shall have failed to have made such payment or perform such act in a manner satisfactory to the Lenders, make any payment or perform any act herein required of the Borrower in any form and manner deemed expedient by the Lenders. All monies paid for any of the purposes herein authorized and all expenses paid or incurred in connection therein, including reasonable attorney's fees shall constitute Obligations and bear interest at the rate provided herein for Base Rate Advances.

     SECTION 9.11 Binding Effect; Assignments; Participations. This Amended and Restated Agreement shall become effective when it shall have been executed by the

Borrower, the Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders. Each Lender may assign (in minimum amounts of $5,000,000 and with the consent of the Borrower and the Agent) to one or more banks or other entities all or any part or portion of, or may grant participations to one or more banks or other entities in all or any part or portion of its rights and obligations hereunder (including, without limitation, its Commitment, its Note, its Advances or its Letters of Credit). Upon, and to the extent of, any assignment (unless otherwise stated therein) made by a Lender hereunder and payment of a processing fee in the amount of $3,000 to Agent for its own account, the assignee or purchaser of such assignment shall be a Lender hereunder for all purposes of this Amended and Restated Agreement. Without limiting the foregoing, each assignee and each purchaser of an assignment or participation shall, to the fullest extent permitted by law, have the same rights and benefits hereunder with respect to the rights and benefits so assigned or participated as it would have if it were a Lender hereunder.

     SECTION 9.12 CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. ANY DISPUTE BETWEEN THE BORROWER, THE AGENT OR ANY OF THE LENDERS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF TEXAS.

     SECTION 9.13 CONSENT TO JURISDICTION.

     (a) EXCEPT AS PROVIDED IN SECTION 9.13(b), THE BORROWER, THE AGENT AND EACH LENDER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN DALLAS COUNTY, TEXAS, BUT THE BORROWER, THE AGENT AND EACH LENDER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF DALLAS COUNTY, TEXAS. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

     (b) THE BORROWER AGREES THAT THE AGENT AND EACH LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE AGENT OR ANY LENDER TO REALIZE ON THE BORROWER'S PROPERTY, THE BORROWER OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT OR ANY LENDER HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH.

     SECTION 9.14 WAIVER OF JURY TRIAL. THE BORROWER, THE

AGENT AND EACH LENDER EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT JURY.

     SECTION 9.15 Term. This Amended and Restated Agreement shall remain in full force and effect until the later to occur of (i) the Termination Date, and (ii) the repayment in full of all the Obligations and the extinguishment of all Letters of Credit issued hereunder.

     SECTION 9.16 Execution in Counterparts. This Amended and Restated Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 9.17 Lenders' Creation of Security Interest. Notwithstanding any other provision set forth in this Amended and Restated Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Amended and Restated Agreement (including, without limitation, Obligations owing to it and the Note held by it) in favor of any Federal Reserve bank in accordance with Regulation A of the Federal Reserve Board.

                                   ARTICLE X

                                   THE AGENT

     SECTION 10.01 Appointment. Each Lender hereby designates and appoints NationsBank as its Agent under the Loan Documents, and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Amended and Restated Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to any Loan Document or applicable law.

     SECTION 10.02 Agent's Reliance. Etc. Neither the Agent nor any of its Affiliates, directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or then under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent:
(a) may treat the payee of any Note as the holder thereof until the Agent has received written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent (together with the processing fee described in Section 9.11); (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with any Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or collateral covered thereby or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 10.03 NationsBank and Affiliates. With respect to its Commitment, the Advances made by it, the Note issued to it and the Letters of Credit by it, NationsBank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include NationsBank in its individual capacity. NationsBank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower and any person or entity who may do business with or own securities of the Borrower, all as if NationsBank were not the Agent and without any duty to account therefor to the Lenders.

     SECTION 10.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any of its Affiliates or any other Lender and based on the financial statements referred to in Section
6.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amended and Restated Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any of its Affiliates or any other Lender and based on such documents and information an it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

     SECTION 10.05 Indemnification. The Lenders agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrower) ratably according to their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or any of its Affiliates in any way relating to or arising out of any Loan Document, or any action taken or omitted by the Agent or any of its Affiliates pursuant to the Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or any of its Affiliates' gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its Pro Rata Share of any reasonable out-of-pocket expenses (including counsel fees) incurred by the Agent or any of its Affiliates in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents, or any of them, to the extent that the Agent or such Affiliate is not reimbursed for such expenses by the Borrower.

     SECTION 10.06 Successor Agent. The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, all of the Lenders shall have the right to appoint a successor Agent thereunder. If no successor Agent shall have been so appointed by all of the Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation or removal as Agent under the Loan Documents, the provisions of this Article X shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

     SECTION 10.07 Invalidated Payments. If any amounts distributed by the Agent to a Lender are subsequently returned or repaid by the Agent to the Borrower or any of its representatives or successors in interest, whether by court order, settlement or otherwise, such Lender shall, promptly upon its receipt of notice thereof from the Agent, pay to the Agent such amount. If any such amounts are recovered by the Agent from the Borrower or any of its representatives or successors in interest, the Agent shall redistribute such recovered amounts to the Lenders on the same basis as such amounts were originally distributed. The obligations of the Lenders and the Agent under this Section 10.07 shall survive the repayment of the Notes and the termination of the Loan Documents.

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                    VICORP RESTAURANTS, INC.


                                    By:/s/ Michael R. Kinnen
                                       ---------------------
                                       Michael R. Kinnen
                                       Treasurer


Pro Rata Share: 75%                 NATIONSBANK OF TEXAS, N.A., as Agent and a
                                     Lender



                                    By:/s/ Kimberley Knop
                                       ------------------
                                       Kimberley Knop
                                       Vice President

                                    Domestic and Eurodollar Lending Office:

                                    901 Main Street, 67th Floor
                                    Dallas, Texas 75202
                                    Attn: Kimberley Knop


Pro Rata Share:   25%               U.S. BANK NATIONAL ASSOCIATION,
                                    D/B/A COLORADO NATIONAL BANK, as a Lender


                                    By:/s/ Andrea C. Koeneke
                                       ---------------------
                                       Andrea C. Koeneke
                                       Vice President

                                    Domestic and Eurodollar Lending Office:

                                    950 17th Street, Suite 300
                                    Denver, Colorado 80202
                                    Attn: Andrea C. Koeneke

                                    EXHIBIT A
                               NOTICE OF BORROWING
                               -------------------

TO: NationsBank of Texas, N.A. as agent (the "Agent") under that certain Amended and Restated Credit Agreement dated as of December 19, 1997 by and among VICORP Restaurants, Inc., a Colorado corporation (the "Borrower"), the banks or other financial institutions listed on the signature pages thereof (such banks or other financial institutions and their respective successors and assigns being referred to collectively as the "Lenders") and the Agent (said Credit Agreement, as the same may have been amended, modified or supplemented from time to time, being hereinafter referred to as the "Credit Agreement").

     Capitalized terms when used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

     Pursuant to Section 3.02 of the Credit Agreement, the Borrower hereby gives you notice, irrevocably, that the Borrower hereby requests a Borrowing under the Credit Agreement and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 3.02(a) of the Credit Agreement:

     (i) The date (which must be a Business Day) of the Proposed Borrowing is __________________, 19___.

     (ii) The Advances comprising the Proposed Borrowing are [Base Rate Advances] [Eurodollar Rate Advances].

     (iii) The aggregate amount of the Proposed Borrowing is $_____________________.


     (iv) The initial Interest Period for each Advance made as part of the Proposed Borrowing is [________ month[s]].

     The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 6.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.


Dated: _________________, 19____

                                    VICORP RESTAURANTS, INC.


                                    By:
                                       ---------------------
                                       Title:

-----------------------------------
  Use for Eurodollar Rate Advances.

                                    EXHIBIT B

                        NOTICE OF CONVERSION/CONTINUATION
                        ---------------------------------

TO: NationsBank of Texas, N.A. as agent (the "Agent") under that certain Amended and Restated Credit Agreement dated as of December 19, 1997 by and among VICORP Restaurants, Inc., a Colorado corporation (the "Borrower"), the banks or other financial institutions listed on the signature pages thereof (such banks or other financial institutions and their respective successors and assigns being referred to collectively as the "Lenders") and the Agent (said Credit Agreement, as the same may have been amended, modified or supplemented from time to time, being hereinafter referred to as the "Credit Agreement").

     Capitalized terms when used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

     Pursuant to Section 3.03 of the Credit Agreement and effective as of ____________, 19____ this Notice of Conversion/Continuation ("Notice") represents the Borrower's election to [insert one of the following]:

     convert $_____________ in aggregate principal amount of Base Rate Advances comprising the same Borrowing to Eurodollar Rate Advances. The initial Interest Period for such Eurodollar Rate Advances is requested to be a _________________ (_________) month period.

     convert $_________________ in aggregate principal amount of Eurodollar Rate Advances comprising the same Borrowing to Base Rate Advances on__________________. , 19__.

     continue as Eurodollar Rate Advances $_______________ in aggregate principal of presently outstanding Eurodollar Rate Advances comprising the same Borrowing with a current Interest Period ending ______________, 19____. The succeeding Interest Period is requested to be a _____________ (______________) month period.

     The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the [conversion] [continuation] requested hereby:

(1.) the representations and warranties contained in Section 6.01 of the Credit Agreement are correct, before and after giving effect to the [conversion] [continuation] requested hereby and to the application of the proceeds therefrom, as though made on and as of such date; and

(2.) no event has occurred and is continuing, or would result from such [conversion] [continuation] or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

Dated: _________________,  19____.

---------------------------------------------------------------------
  Insert Business Day on which conversion/continuation is to become effective.
  Use if converting Base Rate Advances to Eurodollar Rate Advances. Use if converting Eurodollar Rate Advances to Base Rate Advances. Use if continuing Eurodollas Rate Advances.

                                    VICORP RESTAURANTS, INC.


                                    By
                                       --------------------
                                       Title:

                                    EXHIBIT C

                        REPLACEMENT REVOLVING LOAN NOTE
                        -------------------------------

U.S. $_________________                December 19, 1997


     FOR VALUE RECEIVED, the undersigned, VICORP RESTAURANTS, INC., a Colorado corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of __________________________________________ (the "Lender") the principal sum of
_______________________________ DOLLARS or, if less, the aggregate unpaid principal amount of all "Advances" (as defined in the "Credit Agreement" (as defined below)) made by the Lender to the Borrower pursuant to the

Credit Agreement outstanding on the "Termination Date" (as defined in the Credit Agreement).

     The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to the "Agent" (as defined in the Credit Agreement), for the account of the Lender, at its principal office in Dallas, Texas, in same day funds. Each Advance made by the Lender to the Borrower, and all prepayments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note ("Note"), provided, however, that the Lender's failure to make any such recordation or endorsement shall not operate to relieve Borrower of its obligations to repay in full the unpaid principal amount hereof, together with accrued interest thereon and all other amounts payable under the Credit Agreement.

     This Note is one of the Notes referred to in, and is entitled to the benefits of, that certain Amended and Restated Credit Agreement dated as of December 19, 1997 (as amended from time to time, the "Credit Agreement") by and among the Borrower, the Lender and the other banks or other financial institutions listed on the signature pages thereof (the Lender, together with such other banks or other financial institutions and their respective successors and assigns being referred to collectively as the "Lenders") and NationsBank of Texas, N.A., a national banking association, in its capacity as agent for the Lenders.

     The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     This Note is issued as a replacement for, and as an extension [and increase] of (but not a novation of) the Revolving Loan Note dated October 31, 1996, executed by the Borrower and payable to the order of the Lender in the principal amount of $_________________.


                                    VICORP RESTAURANTS, INC.


                                    By:
                                       ---------------------
                                       Michael R. Kinnen
                                       Treasurer

                       ADVANCES AND PAYMENTS OF PRINCIPAL
            --------------------------------------------------------
                                    Amount of      Unpaid
                     Amount of      Principal     Notation
          Date        Advance        Prepaid       Balance         Made By
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    EXHIBIT D

                          REQUEST FOR LETTER OF CREDIT
                          ----------------------------

TO: NationsBank of Texas, N.A., as agent (the "Agent") under that certain Amended and Restated Credit Agreement dated as of December 19, 1997 by and among VICORP Restaurants, Inc., a Colorado corporation (the "Borrower"), the banks or other financial institutions listed on the signature pages thereof (such banks or other financial institutions and their respective successors and assigns being referred to collectively as the "Lenders") and the Agent (said Credit Agreement, as the same may have been amended, modified or supplemented from time to time, being hereinafter referred to as the "Credit Agreement").

     Capitalized terms when used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

     The Borrower hereby gives you notice, irrevocably, pursuant to Section 4.04 of the Credit Agreement, that the Borrower hereby requests the Agent to issue a Letter of Credit under the Credit Agreement, as such Letter of Credit is more particularly described in the Letter of Credit Application attached hereto as Annex A and in the form set forth in such Letter of Credit Application. In connection with the requested Letter of Credit, the Borrower sets forth the following information as required by Section 4.04 of the Credit Agreement:

     (i) The stated amount of the requested Letter of Credit is $________________.

     (ii) The effective date of issuance of the requested Letter of Credit (which must be a Business Day) is ____________.

     (iii) The date on which the requested Letter of Credit is to expire (which must be a Business Day occurring no more than 18 months following such effective date and shall in no event be later than the Maturity Date unless the Borrower provides the cash collateral required by Section 4.04(a)).

     (iv) The beneficiary of the requested Letter of Credit is__________.

     The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of issuance of the Letter of Credit requested hereby:

(A) the representations and warranties contained in Section 6.01 of the Credit Agreement are correct, before and after giving effect to the issuance of such Letter of Credit, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from the issuance of such Letter of Credit, which constitutes a Default or an Event of Default.


Dated: _____________, 19__

                                    VICORP RESTAURANTS, INC.


                                    By:
                                       ---------------------
                                       Title:


-------------------------------
Attach as Annex A duly completed and executed Letter of Credit Application in the form to be provided from time to time by the Agent, accompanied by the form of the Letter of Credit requested to be issued.


                                    EXHIBIT E

                   Form of Opinion of Counsel to the Borrower
                   ------------------------------------------

                    [LETTERHEAD OF VICORP RESTAURANTS, INC.]
                              400 West 48th Avenue
                                 P.O. Box 16601
                             Denver, Colorado 80216
                                 (303) 296-2121

                                December 19, 1997

TO: The Agent and each of the Lenders which is a party to the Amended and Restated Credit Agreement described below

RE:  VICORP Restaurants, Inc.

Gentlemen:

This opinion is furnished to you pursuant to Section 5.01(a)(iv) of that certain $40,000,000 Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of December 19, 1997, by and among VICORP Restaurants, Inc., a Colorado corporation (the "Borrower"), the financial institutions party thereto (collectively the "Lenders"), and NationsBank in its capacity as agent for the Lenders (the "Agent").

Capitalized terms when used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

I have acted as counsel for the Borrower in connection with the preparation, execution and delivery of and the initial extensions of credit made under the Credit Agreement.

In that connection, I have examined:

(1) The Credit Agreement and each of the other Loan Documents;

(2) The documents furnished by the Borrower pursuant to Article V of the Credit Agreement;

(3) The Articles of Incorporation of the Borrower and all amendments thereto (the "Charter"); and

(4) The by-laws of the Borrower and all amendments thereto (the "By-Laws").

I have also examined such other documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I deemed necessary or advisable for purposes of this opinion. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Agent and the Lenders.

I am qualified to practice law in the State of Colorado and I do not purport to be an expert on any laws other than the laws of the State of Colorado and the Federal laws of the United States. Insofar as the opinions expressed in paragraphs 2, 3 and 4 below relate to matters which are governed by the laws of the State of Texas, or other states, I have assumed (without negating my opinion set forth in paragraph 7), with your consent, that the substantive law of the State of Texas is the same as the substantive law of the State of Colorado.

Based upon the foregoing and upon such investigation as I have decided necessary, I am of the following opinion:

1. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is duly qualified to do business, and is in good standing as a foreign corporation, in each jurisdiction in which such qualification is necessary or proper in view of its business and operations or the ownership of its properties; (ii) does not own any material amount of capital stock of, or have any other material equity investment in, any Person other than its wholly-owned subsidiary, Vicorp Restaurants, Inc., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Borrower's ownership of 100,004 shares of Preferred Stock issued by a single issuer in replacement of a subordinated debenture in the original principal amount of $10,000,000, and
     (iii) has not (nor has any subsidiary) used or transacted business under any other corporate or trade name in the past five years, except as disclosed on Schedule 6.01(a) to the Credit Agreement. The Borrower has all material approvals necessary to own its assets and carry on its business as now being conducted and to enter into the Loan Documents.

2. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or
     (iii) any contractual or legal restriction contained in any indentures, loans, or credit agreements and bonds, notes, orders, writs, judgments, awards, injunctions, decrees or other agreements or instruments relating to the Borrower of which, after diligent inquiry, I am aware. The Loan Documents have been duly executed and delivered on behalf of the Borrower.

3. No authorization. approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

4. The Loan Documents are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

5. To the best of my knowledge, after diligent inquiry, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its subsidiaries before any Governmental Authority or arbitrator which purport to affect the legality, validity, binding effect or enforceability of the Loan Documents or which are likely to have a materially adverse effect upon the financial condition or operations of the Borrower or any of its subsidiaries.

6. To the best of my knowledge, after diligent inquiry, there is no default by the Borrower or any other party under any material contract, lease agreement, instrument or commitment to which the Borrower is a party.

7. In any action or proceeding arising out of or relating to the Loan Documents in any court of the State of Colorado or in any federal court sitting in the State of Colorado, such court would recognize and give effect to the provisions of Section 9.12 of the Credit Agreement wherein the parties thereto agree that the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Texas. Without limiting the generality of the foregoing, a court of the State of Colorado or a federal court sitting in the State of Colorado would apply the usury law of the State of Texas, and would not apply the usury law of the State of Colorado, to the Loan Documents.

8. None of the Borrower or any of its ERISA
     Affiliates maintains any employee welfare benefit plans within the meaning of Section 3(l) of ERISA that provides benefits to employees after termination of employment other than as required by Section 601 of ERISA.

9. None of the Borrower or any of its
     subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

The opinions set forth above are subject to the following qualifications.

(a) My opinion in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

(b) My opinion in paragraph 4 above is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Sincerely,


Stanley Ereckson, Jr.
Senior Vice President
General Counsel

                                    EXHIBIT F

                            LIST OF CLOSING DOCUMENTS
                            -------------------------

1. Amended and Restated Credit Agreement.

2. Replacement Revolving Loan Note payable to the order of NationsBank of Texas, N.A., in the principal amount of $30,000,000.

3. Replacement Revolving Loan Note payable to the order of U.S. Bank National Association, d/b/a Colorado National Bank, in the principal amount of $10,000,000.

4. Certificate of the Secretary of the Borrower, (i) certifying the resolutions of the Board of Directors of the Borrower approving the Loan Documents, (ii) confirming the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and (iii) confirming the accuracy and currency of the Borrower's Articles of Incorporation and By-Laws previously delivered to the Lenders.

5. Opinion of Stanley Ereckson, Jr., Vice President and General Counsel of the Borrower, addressed to the Agent and the Lenders, substantially in the form of Exhibit E.

6. Certificate of existence and good standing for the Borrower from the Secretary of State of the State of Colorado.

7. Certificate of existence and good standing for the Borrower's subsidiary from the Secretary of State of the State of Delaware.

8. Fee letter regarding fees payable to the Lenders and NationsBank.

9. Cancellation of the NationsBank Agreement and payment in full of all amounts outstanding thereunder.

                               SCHEDULE 6.01(a)

                                  TRADENAMES
                                  ----------


Angel's
Angel's Diner
Angel's Diner & Bakery

Bakers Square Restaurant
Bakers Square Restaurant & Bake Shop

Family Table

Village Inn Family Restaurant
Village Inn Pancake House
Village Inn Restaurant

                               November 18, 1998

VICORP Restaurants, Inc.
400 West 48th Avenue
Denver, Colorado 80216

Attention: Stanley Ereckson, Jr.

Re:  Second Amendment to Amended and Restated Credit Agreement

Ladies and Gentlemen:

     Reference is made to that certain $40,000,000 Amended and Restated Credit Agreement dated as of December 19, 1997, as amended by the First Amendment to Amended and Restated Credit Agreement dated October 5, 1998 (together, the "Agreement"), among VICORP Restaurants, Inc. ("Borrower"), the financial institutions named therein as lenders ("Lenders"), and NationsBank, N.A. (successor by merger to NationsBank of Texas, N.A.), as Agent for Lenders ("Agent") Agreement.

     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Agent and Lenders agree as follows:

     1. Maximum Consolidated Capital Expenditures Section 7.03(c) of the Agreement is hereby amended to read in its entirety as follows:

          "(c)  Maximum Consolidated Capital Expenditures.   Not make or incur,
                -----------------------------------------
     and not permit any of its consolidated subsidiaries to make or incur, Consolidated Capital Expenditures in any fiscal year in excess of $35,000,000 provided that in the event the actual Consolidated Capital Expenditures made or incurred during the applicable fiscal year are less than $35,000,000 (such difference being referred to as a "Carry-Over Amount'), the permitted amount solely with respect to the immediately succeeding fiscal year shall be increased by the lesser of (i) $5,000,000 and (ii) such Carry-Over Amount."

     2. Minimum Fixed Charge Coverage Ratio. Section 7.03(d) of the Agreement is hereby amended to read in its entirety as follows:

          "(d)  Minimum Fixed Coverage Ratio.  Maintain a ratio of (i) Adjusted
                ----------------------------
     Consolidated EBITDAR to (ii) Consolidated Fixed Charges, determined as of the last day of each fiscal quarter for the four fiscal quarters ending on such day, of at least 1.50 to 1."

     3.   Consent.  Lenders acknowledge that Borrower may request Agent to issue
          -------
letters of credit under Article IV of the Agreement for the benefit of third parties from time to time in an aggregate amount not to exceed $25,000 outstanding at anytime and that such letters of credit shall not be deemed to violate Section 7.02(e) or 7.02(k) of the Agreement.

     4.   No Waiver of Defaults.  Except as expressly set forth above, Borrower
          ---------------------
agrees that this letter does not constitute a waiver of, or a consent to, any present or future violation of or noncompliance with any provision of any Loan Document, or a waiver of Agent's and Lenders' right to insist upon future compliance with each term, covenant, condition and provision of the Loan Documents, and the Loan Documents shall continue to be binding upon, and inure to the benefit of, Borrower, Agent and Lenders and their respective successors and assigns.

     5.   Representations and Warranties.  Borrower represents and warrants to
          ------------------------------
Agent and Lenders that (a) the execution and delivery of this letter have been authorized by all requisite corporate action on its part and will not violate its organizational documents, (b) the representations and warranties in each Loan Document to which it is a party are true and correct in all material respects on and as of the date hereof (except to the extent that (i) such representations and warranties speak to a specific date or (ii) the facts on which such representations and warranties are based have been changed by transactions contemplated by the Loan Documents or this letter), and (c) it is in full compliance with all covenants and agreements as contained in each Loan Document to which it is a party (except for noncompliance permitted by this letter).

     6.   Loan Document; Effect.  This letter is a Loan Document, and,
          ---------------------
therefore, this letter is subject to the applicable provisions of Article IX of the Agreement, all of which applicable provisions are incorporated herein by reference the same as if set forth herein verbatim. Except as affected by this letter, the Loan Documents are unchanged and continue in full force and effect. Borrower agrees that all Loan Documents to which it is a party remain in full force and effect and continue to evidence its legal, valid, and binding obligations enforceable in accordance with their terms (as the same are affected by this letter). Borrower hereby releases Agent and Lenders from any liability for actions or failures to act in connection with the Loan Documents prior to the date hereof. This letter shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

     7.   Multiple Counterparts.  This letter may be executed in more than one
          ---------------------
counterpart, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

     8.   Fees and Expenses.  Borrower agrees to pay the reasonable fees and
          -----------------
expenses of counsel to Agent rendered in connection with the preparation, negotiation and execution of this letter.


     9.   Final Agreement.  LOAN DOCUMENTS, AS AMENDED HEREBY, REPRESENT THE
          ---------------
FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

     This letter shall not become effective unless and until Agent receives copies executed by Borrower, Agent and Majority Lenders in the spaces provided below.

     If you are in agreement with the foregoing, please so indicate by executing the enclosed counterparts of this letter in the spaces provided below and returning them to Agent to the attention of the officer named below.

Very truly yours,

NATIONSBANK, N.A.                   U.S. BANK NATIONAL ASSOCIATION

By:/s/ Natalie E. Hebert            By:/s/ Andrea C. Koeneke
   ------------------------            ---------------------
     Natalie E. Hebert                   Andrea C. Koeneke
     Vice President                      Vice President

                               October 22, 1999

VICORP Restaurants, Inc.
400 West 48th Avenue
Denver, Colorado 80216

Attention: Stanley Ereckson, Jr.

Re:  Amended and Restated Credit Agreement

Ladies and Gentlemen:

     Reference is made to that certain $40,000,000 Amended and Restated Credit Agreement dated as of December 19, 1997, as amended by the First Amendment dated October 5, 1998, and the Second Amendment dated November 18, 1998 (collectively, the "Agreement'), among VICORP Restaurants, Inc. (the "Borrower ") the financial institutions named therein as lenders (the "Lenders"), and Bank of America, N.A., successor by merger to NationsBank, N.A., as Agent for the Lenders (the "Agent"). Unless otherwise indicated, all capitalized terms herein are used as defined in the Agreement.

     1. Section 7.02(h) of the Agreement provides that the Borrower and its subsidiaries (a) may not dispose of any real property (except for certain specified parcels), unless all of the Lenders consent, and (b) may not dispose of other assets (except inventory and obsolete items, as described therein), unless such sales aggregate less than $10,000,000 per year and the Aggregate Commitment of the Lenders under the Agreement is permanently reduced by the amount of all such proceeds in excess of $2,000,000 per year.

     2. Notwithstanding the provisions of Section 7.02(h), the Borrower wishes to enter into a sale/lease back transaction in an amount of up to $30,000,000 with respect to approximately 20 restaurant properties on terms and conditions substantially consistent with the commitment letter dated July 28, 1999, from CNL Fund Advisors, Inc. to the Borrower, and the First Amendment thereto dated September 16, 1999 from CNL American Properties Fund, Inc., as successor by merger to CNL Fund Advisors, Inc. (collectively, the "Commitment Letter"), provided to the Agent, without reducing the Aggregate Commitment (the "Proposed Transaction"). The Borrower has asked the Lenders not to exercise any of their rights or remedies under the Loan Documents as a result of, and to waive any Default and/or Event of Default caused by, the Proposed Transaction.

     3. The Lenders hereby agree not to enforce their rights or remedies under the Loan Documents as a result of, and hereby waive any Default and/or Event of Default caused by, the Proposed Transaction, subject to the terms and conditions set forth below.

     4. In consideration of the foregoing waiver, the Borrower hereby agrees that from the date hereof through the Maturity Date, neither the Borrower nor its subsidiaries shall purchase, redeem or otherwise acquire for value any shares of capital stock of the Borrower (or exchange shares of one class of capital stock of the Borrower for another) without the prior written consent of all of the Lenders, if the aggregate value of all such stock acquired or exchanged during such period would exceed the lesser of (a) $30,000,000 or (b) the net proceeds to the Borrower of the Proposed Transaction.

     5. This letter shall not be effective until each of the following items have been executed and have been delivered to the Agent:

     (a) this letter signed by the Borrower, the Agent and the Lenders;

     (b)  the fully executed Commitment Letter; and

     (c)  such other documents as the Agent may reasonably request.

     6. Except as expressly set forth above, the Borrower agrees that this letter does not constitute a waiver of, or a consent to, any present or future violation of or noncompliance with any provision of any Loan Document, or a waiver of the Agent's and the Lenders' right to insist upon future compliance with each term, covenant, condition and provision of the Loan Documents, and the Loan Documents shall continue to be binding upon, and inure to the benefit of, the Borrower, the Agent and the Lenders and their respective successors and assigns.

     7.   The Borrower represents and warrants to the Agent and the Lenders that
(a) the execution and delivery of this letter have been authorized by all requisite corporate action on its part and will not violate its organizational documents, (b) the representations and warranties in each Loan Document to which it is a party are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof (except to the extent that (i) such representations and warranties speak to a specific date or (ii) the facts on which such representations and warranties are based have been changed by transactions contemplated by the Loan Documents or this letter), (c) it is in full compliance with all covenants and agreements contained in each Loan Document to which it is a party, (d) the final terms and conditions of the Proposed Transaction are substantially consistent with the Commitment Letter, and (e) the final documentation for the Proposed Transaction shall be substantially similar to, and on terms no less favorable to the Borrower and its subsidiaries than, the forms of Purchase Agreement, Lease Agreement, Rent Addendum, Memorandum of Lease and Assignment of Contract provided by the Borrower to the Agent on October 20, 1999.

     8. This letter is a Loan Document, and, therefore, this letter is subject to the applicable provisions of Article IX of the Agreement, all of which applicable provisions are incorporated herein by reference the same as if set forth herein verbatim. Except as affected by this letter, the Loan Documents are unchanged and continue in fall force and effect. The Borrower agrees that all Loan Documents to which it is a party remain in full force and effect and continue to evidence its legal, valid, and binding obligations enforceable in accordance with their terms (as the same are affected by this letter). The Borrower hereby releases the Agent and the Lenders from any liability for actions or failures to act in connection with the Loan Documents prior to the date hereof. This letter shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

     9. This letter may be executed in more than one counterpart, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

     10. The Borrower agrees to pay the reasonable fees and expenses of counsel to the Agent rendered in connection with the preparation, negotiation and execution of this letter.

     11. THE LOAN DOCUMENTS, AS AMENDED HEREBY, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED By EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

     If you are in agreement with the foregoing, please so indicate by executing the enclosed counterparts of this letter in the spaces provided below and returning them to the Agent to the attention of the officer named below.

Very truly yours,

BANK OF AMERICA, N.A.                    U.S. BANK NATIONAL ASSOCIATION

By:/s/ Richard G. Parkhurst, Jr.         By:/s/ Andrea C. Koeneke
   -----------------------------            ---------------------------
     Richard G. Parkhurst, Jr.                Name: Andrea C. Koeneke
     Managing Director                        Title: Vice President

AGREED AND ACCEPTED:

VICORP RESTAURANTS, INC.

By:/s/ Michael R. Kinnen
   ---------------------
     Michael R. Kinnen
     Treasurer

November 22, 1999



VICORP Restaurants, Inc.
400 West 48th Avenue
Denver, Colorado  80216

Attention:  Stanley Ereckson, Jr.

     Re:   Third Amendment to Amended and Restated Credit Agreement

Ladies and Gentlemen:

     Reference is made to this certain $40,000,000 Amended and Restated Credit Agreement dated as of December 19, 1997, as modified by the First Amendment dated October 5, 1998, the Second Amendment dated as of November 18, 1998, and the Waiver Letter dated October 22, 1999 (collectively, the "Agreement"), among VICORP Restaurants, Inc. (the "Borrower"), the financial institutions named therein as lenders (the "Lenders"), and Bank of America, N.A., successor by merger with NationsBank, N.A., as Agent for the Lenders (the "Agent"). Unless otherwise indicated, all capitalized terms herein are used as defined in the Agreement.

     Whereas, the Borrower has informed the Lenders of the Borrower's intent to offer to purchase up to 2,000,000 shares (subject to adjustment for over-subscription) of the Borrower's common stock on substantially the terms and conditions set forth in the Draft Offer To Purchase dated November 19, 1999 (the "Tender Offer"), notwithstanding the provisions of the Agreement; and

     Whereas, the Lenders are willing to allow the Borrower to proceed with the Tender Offer, subject to the terms and conditions set forth herein;

     Now, therefore and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Agent and the Lenders agree as follows:

1.   Consent to Tender Offer. The Lenders hereby consent to the Tender Offer and
     -----------------------
waive any Default or Event of Default which would otherwise result from the Tender Offer.

2.   Definitions. Section 1.01 of the Agreement is hereby amended by adding the
     -----------
following new definition in its appropriate alphabetical order:

           "Tender Offer" means the offer by the Borrower to purchase up to 2,000,000 shares (subject to adjustment for over-subscription) of its common stock on substantially the terms and conditions set forth in the Draft Offer to Purchase dated November 19, 1999.

3.   Year 2000 Compliant. Section 6.01 of the Agreement is hereby amended by
     -------------------
adding the following new subsection (o) to the end of such Section:

           (o) The Borrower has: (i) initiated a review and assessment of its and its subsidiaries' business and operations (including third parties considered critical to the Borrower's and its subsidiaries' operations) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Borrower or any of its subsidiaries (or such third parties) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to, and any date after, December 31, 1999); (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis; and (iii) to date, implemented or are implementing that plan in accordance with that timetable. Based on the foregoing, the Borrower believes that all critical computer applications that are material to the Borrower's or any of its subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and its subsidiaries.

4.   Use of proceeds. Section 7.01(j) of the Agreement is hereby amended to
     ---------------
read in its entirety as follows:

          (j)  Use of Proceeds. The Borrower will use the proceeds of the
               ---------------
     Advances only to repay its obligations under the NationsBank Agreement, for working capital, capital expenditures and other general corporate purposes (including the purchase of shares of the Borrower's capital stock pursuant to the Tender Offer), and for Permitted Asset Acquisitions.

5.   Loans, Advances, Investments. Section 7.02(k) of the Agreement is hereby
     ----------------------------
amended by adding the following at the end of such Section:

     and repurchases of the Borrower's capital stock pursuant to the Tender
     Offer.

6.   Minimum Consolidated Tangible Net Worth. Effective upon the consummation of
     ---------------------------------------
the Tender Offer, Section 7.03(b) of the Agreement is hereby amended in its entirety to read as follows:

         (b)  Minimum Consolidated Tangible Net Worth. Maintain Consolidated
              ---------------------------------------
     Tangible Net Worth, determined as of the last day of each fiscal quarter, of at least (i) $90,000,000, plus (ii) an amount equal to the greater of zero and 50% of the consolidated net earnings after taxes of the Borrower and its subsidiaries determined in accordance with GAAP for the period (taken as a single accounting period) from and including November 1, 1999, to and including such day, plus (iii) an amount equal to 75% of any Net Equity Issuance Proceeds for the period (taken as a single accounting period) from and including November 1, 1999, to and including such day.

7.   Minimum Fixed Charge Coverage Ratio. Effective upon the consummation of the
     -----------------------------------
Tender Offer, Section 7.03(d) of the Agreement is hereby amended to read in its entirety as follows:

          (d)  Minimum Fixed Charge Coverage Ratio. Maintain a ratio of (i)
               -----------------------------------
Adjusted Consolidated EBITDAR to (ii) the sum of Consolidated Fixed Charges plus the cash value of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of preferred stock of the Borrower made by the Borrower or any of its subsidiaries, determined in each case as of the last day of each fiscal quarter for the four fiscal quarters ending on such day, of at least 1.50 to 1.

8.   Covenant to Provide Pro Forma Financial Information. Prior to the
     ---------------------------------------------------
consummation of the Tender Offer, the Borrower shall provide the Lenders with a certificate setting forth the pro forma effect of the Tender offer on the consolidated balance sheet of the Borrower and its subsidiaries.

9.   Conditions. This letter shall not be effective if a material adverse change
     ----------
has occurred and until each of the following items have occurred or been delivered to the Agent:

           (a)   this letter signed by the Borrower and the Majority Lenders;

           (b) the letter agreement between the Borrower and the Agent of even date herewith, concerning certain fees and other related matters (the "Fee Letter"); and

           (c) such other documents, if any, as the Agent may reasonably request.

10.  No Waiver of Defaults. Except as expressly set forth above, the Borrower
     ---------------------
agrees that this letter does not constitute a waiver of, or a consent to, any present or future violation of or noncompliance with any provision of any Loan Document, or a waiver of the Agent's and the Lenders' right to insist upon future compliance with each term, covenant, condition and provision of the Loan Documents, and the Loan Documents shall continue to be binding upon, and inure to the benefit of, the Borrower, the Agent and the Lenders and their respective successors and assigns.

11.  Representations and Warranties. The Borrower represents and warrants to the
     ------------------------------
Agent and the Lenders that (a) the execution and delivery of this letter have been authorized by all requisite corporate action on its part and will not violate its organizational documents, (b) the representations and warranties in each Loan Document to which it is a party are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof (except to the extent that (i) such representations and warranties speak to a specific date or (ii) the facts on which such representations and warranties are based have been changed by transactions contemplated by the Loan Documents or this letter), and (c) it is in full compliance with all covenants and agreements contained in each Loan Document to which it is a party.

12.  Loan Document; Effect. This letter is a Loan Document, and, therefore, this
     ---------------------
letter is subject to the applicable provisions of Article IX of the Agreement, all of which applicable provisions are incorporated herein by reference the same as if set forth herein verbatim. Except as affected by this letter, the Loan Documents are unchanged and continue in full force and effect. The Borrower agrees that all Loan Documents to which it is a party remain in full force and effect and continue to evidence its legal, valid, and binding obligations enforceable in accordance with their terms (as the same are affected by this letter). The Borrower hereby releases the Agent and the Lenders from any liability for actions or failures to act in connection with the Loan Documents prior to the date hereof. This letter shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

13.  Multiple Counterparts. This letter may be executed in more than one
     ---------------------
counterpart, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

14.  Fees and Expenses. The Borrower agrees to pay the reasonable fees and
     -----------------
expenses of counsel to the Agent rendered in connection with the preparation, negotiation and execution of this letter and the Fee Letter.

15.  Final Agreement. This letter supercedes the Third Amendment to the Amended
     ---------------
and Restated Credit Agreement dated November 8, 1999, which is hereby declared null and void. The Loan Documents, as amended hereby, represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties.

     If you are in agreement with the foregoing, please so indicate by executing the enclosed counterparts of this letter in the spaces provided below and returning them to the Agent to the attention of the officer named below.

           Very truly yours,

     BANK OF AMERICA, N.A.                 U.S. BANK NATIONAL ASSOCIATION

     By: /s/ Richard G. Parkhurst, Jr.     By: /s/ Andrea C. Koeneke
        ------------------------------        -------------------------
        Richard G. Parkhurst, Jr.             Andrea C. Koeneke
        Managing Director                     Vice President


AGREED AND ACCEPTED:

VICORP RESTAURANTS, INC.


By: /s/ Michael R. Kinnen
   ------------------------
   Michael R. Kinnen
   Treasurer